Execution Version

CONFIDENTIAL

Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
DATED AS OF February 11, 2025
by and among
REZOLVE AI LIMITED,
GROUPBY INC.,
GROUPBY INTERNATIONAL LTD.,
THE SELLERS PARTY HERETO,
AND
FORTIS ADVISORS LLC, AS THE SELLER REPRESENTATIVE

(continued)

Page

ARTICLE I. Purchase and Sale of Acquired Securities; Closing		1
1.1	Purchase and Sale of Acquired Securities	1
1.2	Purchase Price	1
1.3	The Closing	1
1.4	Tax Withholdings	2
1.5	Restrictive Covenant Agreements	3
ARTICLE II. Closing		3
2.1	Closing Deliveries of Sellers	3
2.2	Closing Deliveries of Purchaser	5
2.3	Conditions to the Purchaser’s Obligations	5
2.4	Conditions to the Sellers’ Obligations	6
2.5	Consideration Shares	6
ARTICLE III. Representations and Warranties Regarding the Acquired Companies		7
3.1	Organization; Authority; No Breach	7
3.2	Capitalization	8
3.3	Subsidiaries	9
3.4	Financial Statements	9
3.5	Absence of Undisclosed Liabilities	10
3.6	Absence of Certain Developments	10
3.7	Assets	12
3.8	Tax Matters	12
3.9	Contracts and Commitments	17
3.10	Intellectual Property, Privacy and Data Security	19
3.11	Litigation	24
3.12	Brokerage	24
3.13	Employees	25
3.14	Benefit Plans	27
3.15	Compliance with Laws; Permits	30
3.16	Environmental Matters	31
3.17	Regulatory Compliance	31
3.18	Affiliate Transactions	32
3.19	Real Property	33
3.20	Insurance	33
3.21	Material Customers and Material Vendors	34
3.22	Investment Canada Act	34
3.23	Competition Act	34
3.24	No Acceleration of Rights or Benefits	34
3.25	Officers and Directors; Bank Accounts	34
ARTICLE IV. Representations and Warranties Regarding Sellers		35

i

(continued)

Page

4.1	Organization and Power	35
4.2	Authorization; No Breach	35
4.3	Title to Acquired Securities	35
4.4	Litigation	35
4.5	Shareholders Agreements	36
4.6	Tax Residence	36
4.7	Accredited Investor	36
4.8	No Registration	36
ARTICLE V. Representations and Warranties of Purchaser		37
5.1	Organization and Power	37
5.2	Authorization; No Breach	37
5.3	Brokerage	37
5.4	Litigation	37
5.5	Capitalization	38
5.6	Consideration Shares	38
5.7	Securities Laws	38
5.8	Tax Matters	38
ARTICLE VI. Indemnification		38
6.1	Survival of Representations and Warranties	38
6.2	General Indemnification	39
6.3	Manner of Payment	40
6.4	Third Party Claims	41
6.5	Direct Claims	42
6.6	Insurance	42
6.7	Types of Losses	42
6.8	Materiality	42
6.9	Waiver	42
6.10	Adjustment to Purchase Price	43
6.11	Exclusive Remedy	43
6.12	Duty to Mitigate	43
6.13	Double Claims	43
6.14	Special Rule for Fraud	43
ARTICLE VII. Covenants		43
7.1	Further Assurances	43
7.2	Confidentiality	43
7.3	Tax Matters	44
7.4	Record Retention and Access	45
7.5	Tail Policies	46
7.6	Public Announcements	46

(continued)

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7.7	Disclosure of Personal Information	46
7.8	Sellers’ Covenants	47
7.9	Conduct of Business Prior to Closing – Positive Covenants	47
7.10	Conduct of Business Prior to Closing – Negative Covenants	48
7.11	Consideration Shares Trading Restrictions	49
7.12	Financial Statements	49
7.13	Employee Incentive Grants	49
7.14	Registration	49
ARTICLE VIII. Termination		50
8.1	Termination	50
8.2	Effect of Termination	50
ARTICLE IX. Definitions		50
ARTICLE X. Miscellaneous		64
10.1	Seller Representative	64
10.2	Release	66
10.3	Fees; Expenses	66
10.4	Specific Performance	66
10.5	Consent to Amendments; Waivers	66
10.6	Successors and Assigns	66
10.7	Severability	67
10.8	Counterparts; Facsimile and Email Signatures	67
10.9	Descriptive Headings; Interpretation	67
10.10	Entire Agreement	67
10.11	No Third-Party Beneficiaries	67
10.12	Schedules and Exhibits	68
10.13	Governing Law	68
10.14	Notices	68
10.15	No Strict Construction	69
10.16	Legal Advisors	69
10.17	Financial Advisor	70
10.18	Independent Legal Advice	70

EXHIBITS

Exhibit A Sellers

Exhibit B Pre-Closing Reorganization

Exhibit C Accredited Investor Certificate

SCHEDULES

Schedule 1.3(a) Pro Rata Share Schedule

Schedule 2.1(b) Payoff Indebtedness

Schedule 2.1(c) Consents and Approvals

Schedule 2.1(d) Termination of Agreements and Arrangements

Schedule 2.1(e) Restrictive Covenant Agreements

Schedule 2.1(h) Lock-Up Sellers

Schedule 6.2(a)(v) Specific Indemnities

Schedule 7.13 Employee Incentive Grant Allocations

Disclosure Schedules

Indebtedness Schedule

Permitted Liens Schedule

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of February 11, 2025, is made by and among (i) Rezolve AI Limited, a company formed under the laws of England and Wales (the “Purchaser”), (ii) GroupBy Inc., an Ontario corporation (“GroupBy”), (iii) GroupBy International Ltd., an Ontario corporation (“GroupBy International” and together with GroupBy, the “Target Companies” and each a “Company”), (iv) the Persons listed on Exhibit A hereto as sellers (the “Sellers” and each a “Seller”), and (v) Fortis Advisors LLC, a Delaware limited liability company, as the representative of the Sellers (the “Seller Representative”). Certain terms used herein are defined in Article IX hereof.

WHEREAS, Sellers collectively own beneficially and of record 100% of the outstanding Equity Interests in the capital of the Target Companies, other than Equity Interests which will be cancelled for no consideration prior to Closing as contemplated by this Agreement (the “Acquired Securities”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each of the Persons set forth on Schedule 2.1(e) have entered into the Restrictive Covenant Agreements pursuant to which such Persons have agreed to certain restrictive covenants; and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell, assign, transfer, convey and deliver to Purchaser, free and clear of any Liens, all of the Acquired Securities, upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
Purchase and Sale of Acquired Securities; Closing

1.1 Purchase and Sale of Acquired Securities. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the terms hereof, at the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell convey, assign, transfer and deliver to Purchaser, the Acquired Securities, free and clear of any Liens.

1.2 Purchase Price. In consideration for the sale of: (i) the Acquired Securities which are shares in the capital of GroupBy, Purchaser will allot to the benefit of the Sellers 3,959,903 Consideration Shares; and (ii) the Acquired Securities which are the shares in the capital of GroupBy International, Purchaser will allot to the benefit of the Sellers 39,999 Consideration Shares (collectively, the “Purchase Price”).

1.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur remotely via conference call and the electronic exchange of documents and signatures and wire transfer of funds on the date that is three (3) Business Days after all of the conditions set forth in Sections 2.3 and 2.4 are satisfied or waived by the applicable Party, or such other date and time as is mutually agreeable to the Sellers and the Purchaser (the “Closing Date”), and the Closing shall be deemed to be effective as of the Closing Time. In relation to the Closing:

(a) On Closing, Purchaser will allot the Consideration Shares to GTU Ops Inc. to be held in depositary receipt form for the benefit of each of the Sellers in accordance with each Seller’s Pro

Rata Share, the Seller’s name be entered on the register of depositary receipts (as held by Computershare) as the beneficial holder of the Consideration Shares to which the Seller is entitled (with such entitlement to be represented by the issue of depositary receipt certificates by Computershare at or as soon as reasonably practicable following the Closing); and

(b) Purchaser and each Seller agree that (i) notwithstanding that (x) the holders of the Acquired Securities represent, between them, all the holders of Equity Interests in the Target Companies (other than Equity Interests which will be cancelled for no consideration prior to Closing); and (y) the issue of Consideration Shares in connection with the acquisition of the Acquired Securities is open to all the holders of the Acquired Securities, certain Sellers have agreed to waive voluntarily and at their sole discretion an amount of the Consideration Shares to which they would be entitled to hold beneficially based on the number of Acquired Securities held by such Sellers as of the date of this Agreement (the amount of such waived Purchase Price, the “Waived Entitlement”) with the amount of such Waived Entitlement, in the case of each such certain Seller, being the amount specified in the column titled “Waived Entitlement” in respect of the row applicable to such Seller, all as set out on Schedule 1.3(a), (ii) as a consequence of sub-paragraph (i) above, certain Sellers will become the beneficial holders of an amount of Consideration Shares in excess of the amount each would be entitled based on the number of Acquired Securities held by such Sellers as of the date of this Agreement (the amount of such excess, the “Supplemental Entitlement”), with the amount of such Supplemental Entitlement, in the case of each such certain Seller, being the amount specified in the column titled “Supplemental Entitlement” in respect of the row applicable to such Seller, all as set out on Schedule 1.3(a) and (iii) each Seller hereby consents to the payment of the Purchase Price and the issuance and delivery of the Consideration Shares as set out on Schedule 1.3(a) after giving effect to the Waived Entitlement and the Supplemental Entitlement, as applicable.

(c) On the Closing Date:

(i) as an advance to the applicable Acquired Company, Purchaser shall pay, or cause to be paid, on behalf of the Acquired Companies, the Company Transaction Expenses, by wire transfer of immediately available funds as set forth in the applicable invoices or as otherwise directed by the Target Companies prior to the Closing;

(ii) the Purchaser shall pay, or cause to be paid, to the Seller Representative, on behalf of the Sellers, the Expense Fund Amount, by wire transfer of immediately available funds as directed by the Seller Representative prior to the Closing; and

(iii) the other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged at the Closing.

1.4 Tax Withholdings. Each Party (other than the Seller Representative) hereby acknowledges that it believes that under the ITA and any provisions of applicable Tax law, and assuming that the representations and warranties in Section Error! Reference source not found. are true and correct, that payments to the Sellers under this Agreement in respect of proceeds of disposition paid to such Seller will not be subject to withholding Taxes. To the extent that any Party becomes aware that payments under this Agreement may be subject to withholding Taxes, it shall promptly notify the other Parties and the Parties shall cooperate in good faith to minimize or eliminate the amount of any such withholding. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from the consideration payable to the Sellers pursuant to this Agreement such amounts as the Purchaser may be required to pay, deduct or withhold therefrom under any provision of federal, provincial, state, local or foreign Tax law, including without limitation withholding taxes, if any.

To the extent such amounts are so deducted or withheld and properly remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties shall cooperate with each other, as and to the extent reasonably requested by the Sellers or the Purchaser, to minimize or eliminate any potential deductions and withholdings that the Purchaser, or other applicable withholding agent on behalf of Purchaser, may believe it is required to make under applicable Law.

1.5 Restrictive Covenant Agreements. The Parties intend that the conditions set forth in subsection 56.4(7) of the ITA have been met such that subsection 56.4(5) of the ITA will apply to any “restrictive covenants” (as defined in subsection 56.4(1) of the ITA) granted pursuant to the Restrictive Covenant Agreements. For greater certainty, the Parties agree and acknowledge that (a) no proceeds shall be received or receivable by any Seller for granting the restrictive covenants contained in the Restrictive Covenant Agreements, and (b) the restrictive covenants contained in the Restrictive Covenant Agreements are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Acquired Securities.

ARTICLE II.
Closing

2.1 Closing Deliveries of Sellers. At or prior to the Closing, the Acquired Companies and/or Sellers shall execute and/or deliver or cause to be executed and/or delivered, as applicable, to Purchaser:

(a) Corporate Documents.

(i) to the extent not maintained by the Acquired Companies on site at the Acquired Companies’ facilities, all existing minute books, seals of the Acquired Companies and other materials relating to the Acquired Companies’ administration;

(ii) good standing or similar certificate of each Acquired Company from such Acquired Company’s jurisdiction of organization and any other province, state or jurisdiction where such Acquired Company is qualified to do business, dated within 5 days prior to the Closing Date;

(iii) the original share or similar certificates, if certificated, representing the Acquired Securities, and duly executed transfer powers in a form satisfactory to the Purchaser for transfer of the Acquired Securities to Purchaser;

(iv) a certificate of a senior officer of GroupBy certifying as to (A) the Organizational Documents of GroupBy, (B) authorizing resolutions of GroupBy’s board of directors, (C) the incumbency of GroupBy’s officers executing the Documents on behalf of GroupBy, as applicable, and (D) the good standing or existence of GroupBy in its jurisdiction of formation;

(v) a certificate of a senior officer of GroupBy International certifying as to (A) the Organizational Documents of GroupBy International, (B) authorizing resolutions of GroupBy International’s board of directors, (C) the incumbency of GroupBy International’s officers executing the Documents on behalf of GroupBy International, as applicable, and (D) the good standing or existence of GroupBy International in its jurisdiction of formation;

(vi) the written resignation of each director and officer of the Acquired Companies and a release of all claims that any such Person may have against the Acquired Companies, the Purchaser and their Affiliates, and any Representative of such Persons in a form satisfactory to the Purchaser;

(vii) omnibus ratification and rectification resolutions from the board of directors (or equivalent governing body) of each of the Acquired Companies, in each case in a form satisfactory to the Purchaser; and

(viii) a certificate, duly executed by a senior officer of each of GroupBy and GroupBy International, without personal liability, dated as of the Closing Date, confirming the satisfaction of the conditions contained in Section 2.3(a) to Section 2.3(d).

(b) Company Transaction Expenses; Payoff Letters and Lien Releases. Invoices from any Person to whom amounts constituting Company Transaction Expenses shall be paid pursuant to Section 1.3(c)(i), and the payoff letters reflecting all Payoff Indebtedness and necessary Lien termination statements or other releases as may be reasonably required to evidence the satisfaction of the outstanding balance of all Indebtedness set forth on Schedule 2.1(b) (the “Payoff Indebtedness”) and the release of the related Liens in a form satisfactory to the Purchaser (the “Payoff Letters”). For greater certainty, the Payoff Indebtedness shall be satisfied solely by the issuance of shares in the capital of the Purchaser, as more particularly set out in the Payoff Letters.

(c) Consents and Approvals. Evidence satisfactory to Purchaser of the completion of all filings, receipt of all permits, authorizations, consents and approvals, and delivery of all notices set forth on Schedule 2.1(c).

(d) Termination of Agreements and Arrangements. Evidence reasonably satisfactory to Purchaser of the termination as of the Closing of the Contracts or arrangements set forth on Schedule 2.1(d), in each case with no ongoing Liability to any Acquired Company after the termination thereof.

(e) Restrictive Covenant Agreements. Restrictive Covenant Agreements duly executed by each of the Persons set forth on Schedule 2.1(e), in a form satisfactory to the Purchaser.

(f) Employment Agreement. A new employment agreements between GroupBy and Srikant Nayak (the “Employment Agreement”), duly executed by each of GroupBy and Srikant Nayak, in a form satisfactory to the Purchaser.

(g) Consulting Agreement. A new consulting agreement between GroupBy and Gorstidge Consulting Inc. (the “Consulting Agreement”), duly executed by each of GroupBy and Gorstidge Consulting Inc., in a form satisfactory to the Purchaser.

(h) Lock-Up Agreements. Lock-up agreements between the Target Companies, the Purchaser and each of the Persons set forth on Schedule 2.1(h) (the “Lock-Up Sellers”) with respect to the Consideration Shares received by such Lock-Up Sellers, in a form satisfactory to the Purchaser (the “Lock-Up Agreements”).

(i) Tail Policies. Evidence of purchase of prepaid insurance “tail policies” (collectively, the “Tail Policies”) in form and substance reasonably satisfactory to Purchaser with respect to each of the Acquired Companies’ (i) directors’ and officers’ liability (including fiduciary and employment practices liability) insurance policy and (ii) cyber liability insurance policy, in each case providing coverage for a 6-year period commencing on the Closing Date with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing).

(j) Debt Terms. Evidence that the Acquired Companies have agreed to amended and/or payoff terms with Western Alliance Bank regarding the outstanding Indebtedness owed by the Acquired Companies to such Person, in each case in a form and substance satisfactory to the Purchaser.

(k) Pre-Closing Reorganization Documents. The Pre-Closing Reorganization Documents, in a form and substance satisfactory to the Purchaser.

(l) Option and Warrant Cancellation. Evidence, in a form and substance satisfactory to the Purchaser, that any and all options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Acquired Company is a party or which are binding upon any Acquired Company providing for the issuance, disposition, or acquisition of any Acquired Company’s Equity Interests (including, without limitation, any listed on Section 3.2(ii) of the Disclosure Schedule) have been surrendered, cancelled, terminated and extinguished, without any further action required to be taken by the parties thereto or any Affiliates thereof or any other Person, and no continuing Liability or payments required to be made by any of the Acquired Companies, the Purchaser or any successors or Affiliates thereof, with respect thereto.

(m) Other. Such other instruments and certificates as may be reasonably requested by Purchaser.

2.2 Closing Deliveries of Purchaser. At or prior to the Closing, Purchaser will execute and/or deliver or cause to be executed and/or delivered, as applicable, to the Target Companies (on behalf of Sellers) simultaneously with the payment of the Purchase Price in accordance with Section 1.3 and delivery of the items referred to in Section 2.1 above:

(a) Restrictive Covenant Agreements. The Restrictive Covenant Agreements duly executed by Purchaser.

(b) Lock-Up Agreements. The Lock-Up Agreements, duly executed by the Purchaser.

(c) Officer Certificate. A certificate of a senior officer of the Purchaser certifying as to (A) authorizing resolutions of the Purchaser’s board of directors, (B) the incumbency of the Purchaser’s officers executing the Documents on behalf of the Purchaser, and (C) the good standing or existence of the Purchaser in its jurisdiction of formation.

(d) Bring-Down Certificate. A certificate duly executed by a senior officer of the Purchaser, without personal liability, dated as of the Closing Date, confirming the satisfaction of the conditions contained in Section 2.4(a) to Section 2.4(d).

2.3 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions, any and all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties set forth in Article III and Article IV shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all respects as of such specified date).

(b) Covenants. The Target Companies and the Sellers shall have performed and complied with all covenants required to be performed or complied with by such Persons under this Agreement on or prior to the Closing Date.

(c) Absence of Order. There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Documents or any aspect of them not be consummated as provided herein or therein, or (ii) any litigation pending where it could be reasonably expected that an unfavorable Order therein would prevent the performance of any of the Documents or the consummation of any aspect of the transactions contemplated hereby or thereby, declare unlawful any aspect of the transactions contemplated by the Documents or cause any aspect of the transactions contemplated by the Documents to be rescinded.

(d) No Material Adverse Effect. From the date of this Agreement to the Closing Date, there shall not have been a Material Adverse Effect.

(e) Closing Deliverables. The Company and/or the Sellers, as applicable, shall have delivered, or caused to have been delivered, to the Purchaser all of the deliverables listed in Section 2.1.

2.4 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions, any and all of which may be waived in whole or in part by the Sellers to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties in Article V shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all respects as of such specified date).

(b) Consideration Shares. At Closing, Purchaser will allot the Consideration Shares to GTU Ops Inc. to be held in depositary receipt form for the benefit of the Sellers, the relevant Sellers’ names be entered on the register of depositary receipts (as held by Computershare) as the beneficial holders of the relevant number of Consideration Shares to which the Sellers are entitled.

(c) Covenants. The Purchaser shall have performed and complied with all covenants required to be performed or complied with by the Purchaser under this Agreement prior to the Closing Date.

(d) Absence of Order. There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Documents or any aspect of them not be consummated as provided herein or therein, or (ii) any litigation pending where it could be reasonably expected that an unfavorable Order therein would prevent the performance of any of the Documents or the consummation of any aspect of the transactions contemplated hereby or thereby, declare unlawful any aspect of the transactions contemplated by the Documents or cause any aspect of the transactions contemplated by the Documents to be rescinded.

(e) Closing Deliverables. The Purchaser shall have delivered, or caused to have been delivered, to the Target Companies (on behalf of the Sellers) all of the deliverables listed in Section 2.2.

2.5 Consideration Shares. At or as soon as reasonably practicable following the Closing:

Purchaser will instruct Computershare to deliver to the Sellers (or cause to be delivered) the Consideration Shares in the form of depositary receipt certificates in respect of the relevant Consideration Shares, with each Sellers’ name having been entered on the register of depositary receipts (as held by GTU Ops Inc., an affiliate of Computershare, or such other person as designated by Computershare) as the beneficial holder of the Consideration Shares to which such Seller is entitled (with such entitlement to be represented by the issue of depositary receipt certificates by Computershare), which certificates will be delivered directly to the Sellers (for the avoidance of doubt, without any involvement by the Seller Representative). For the avoidance of doubt, legal title to the Consideration Shares initially will be held by GTU Ops Inc. and the certificates will bear the following legend restriction, in addition to a lock-up legend in respect of the certificates evidencing beneficial ownership of the Consideration Shares allocated to the Lock-Up Sellers:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.”

ARTICLE III.
Representations and Warranties Regarding the Acquired Companies

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Target Companies hereby jointly and severally represent and warrant to Purchaser that the following representations and warranties are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by the Target Companies to the Purchaser (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged corresponding to the numbered and lettered sections and subsections contained in Article III and Article IV, respectively, and the disclosures in any section or subsection as well as any other section or subsection that is reasonably apparent on its face that such item of information is responsive to the disclosure required by such other section or subsection of the Disclosure Schedule. For purposes of this Article III, the terms “Company” and “Acquired Companies” shall be interpreted to refer to each of the Target Companies and/or Acquired Companies, as applicable, as well as any Subsidiaries and predecessors thereof.

3.1 Organization; Authority; No Breach.

(a) The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and is qualified to do business in every jurisdiction in which the failure to be so qualified would be material to the Company, which jurisdictions are set forth on Section 3.1(a) of the Disclosure Schedule. Except as set out on Section 3.1(a) of the Disclosure Schedule, the Company does not have any requirement to register in any other foreign jurisdictions as a result of a permanent establishment or taxable presence in such jurisdictions. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its business and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Organizational Documents which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the Closing and are correct and complete. Except as set forth on Section 3.1(a) of the Disclosure Schedule, the minute books (containing the records of meetings of the shareholders, board of directors, managers and any committees of the board of directors or managers (or equivalent governing bodies)) and the record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.

(b) The Company’s execution, delivery and performance of the Documents and all other agreements and instruments contemplated thereby have been duly authorized by the Company and each other Person whose authorization and/or approval is required for such execution, delivery and performance. The Documents and all other agreements or instruments contemplated thereby, when executed and delivered by the Company, as applicable, in accordance with the terms thereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth on Section 3.1(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (with or without notice or the lapse of time or both) (i) violate any provision of the Organizational Documents of any Acquired Company, (ii) violate any Law or other restriction of any Governmental Authority to which any Acquired Company is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration, termination or modification of, create in any party the right to accelerate, terminate or modify, or result in the obligation to make any payment (including, without limitation, any change of control, severance or similar payments) or require any notice or consent under any Contract, Permit or other arrangement to which any Acquired Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

(d) Except as set forth on Section 3.1(d) of the Disclosure Schedule, no Acquired Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.

3.2 Capitalization.

(a) All of the authorized, issued and outstanding Acquired Securities of the Company are set forth on Section 3.2(i) of the Disclosure Schedule, all of which are owned by Sellers in the types and amounts described thereon. The Acquired Securities represent all Equity Interests in the Target Companies (other than any Equity Interest which is to be cancelled for no consideration prior to Closing). All of the issued and outstanding Acquired Securities of the Company have been duly authorized and are validly issued, fully paid, and non-assessable, and are held of record and owned beneficially by Sellers in the types and amounts described on Section 3.2(i) of the Disclosure Schedule free and clear of all Liens, and are not subject to, nor were they issued in violation of, any pre-emptive rights, rights of first refusal or securities laws. Except as set forth on Section 3.2(ii) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Acquired Company is a party or which are binding upon any Acquired Company providing for the issuance, disposition, or acquisition of any Acquired Company’s Equity Interests. Except as set forth on Section 3.2(ii) of the Disclosure Schedule, there are no outstanding or authorized stock or equity appreciation, phantom equity, or similar rights with respect to any Acquired Company or any Equity Interests of any Acquired Company. Except as set forth on Section 3.2(ii) of the Disclosure Schedule, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Equity Interests of any Acquired Company. Except as set forth in Section 3.2(ii) of the Disclosure Schedule, no Acquired Company is subject to (i) any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of any Acquired Company, or (ii) any Liability with respect to any current or former holder of Equity Interests of any Acquired Company.

(b) The Acquired Companies have delivered or caused to be delivered to Purchaser (i) true, accurate and complete copies of the share ledger (or the equivalent document) of each Acquired Company, which share ledger (or the equivalent document) reflects all issuances, transfers, repurchases and cancellations of the Equity Interests of such Acquired Company and (ii) all Contracts with respect to any such issuances, transfers, repurchases and cancellations entered into by any Acquired Company.

3.3 Subsidiaries. Except as set forth on Section 3.3(a) of the Disclosure Schedule, no Acquired Company has, or has ever had, any Subsidiaries (direct or indirect), nor does any Acquired Company currently own, nor has ever owned, any Equity Interests of any Person or any other Investments. Section 3.3(a) of the Disclosure Schedule sets forth all beneficial and registered owners of the Equity Interests of each Subsidiary of the Company (each of which Equity Interests is duly authorized, validly issued, fully paid and, if applicable, non-assessable and has been offered, sold and delivered by the applicable Subsidiary in compliance with any applicable Laws and Contracts), and there are no Equity Interests of any such Subsidiary authorized, issued or outstanding as of the date hereof except as set forth on Section 3.3(a) of the Disclosure Schedule. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, and is qualified to do business in every jurisdiction in which the failure to be so qualified would be material to the Acquired Companies, which jurisdictions are set forth by Subsidiary on Section 3.3(b) of the Disclosure Schedule. Each Subsidiary of the Company possesses all requisite corporate power and authority, in each case, necessary to own and operate its properties and to carry on its business. The copies of the Organizational Documents of each Subsidiary of the Company which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the Closing and are correct and complete in all material respects. The minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors (or equivalent governing bodies)) and the record books of each Subsidiary of the Company are correct and complete in all material respects. No Subsidiary of the Company is in default under or in violation of any provision of its Organizational Documents.

3.4 Financial Statements.

(a) Attached to Section 3.4(a)(i) of the Disclosure Schedule are true, correct and complete copies of (i) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2024 (the “Most Recent Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the 12-month period then ended, (ii) the audited consolidated financial statements of the Acquired Companies as of December 31, 2023, (iii) the audited consolidated financial statements of the Acquired Companies as of December 31, 2022 and (iv) the audited consolidated financial statements of the Acquired Companies as of December 31, 2021. All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.” Except as set forth on Section 3.4(a)(ii) of the Disclosure Schedule, each of the Financial Statements (including in all cases the notes thereto, if any) (A) is correct and complete in all material respects and has been prepared from, and is in accordance with, the books and records of the Acquired Companies (which, in turn, are correct and complete in all material respects), (B) fairly presents the financial condition, assets, liabilities, operating results and cash flows of the Acquired Companies for the periods covered thereby, subject to ordinary course audit adjustments and (C) has been prepared in accordance with IFRS, consistently applied throughout such Financial Statements and the periods covered thereby, subject to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, cash flow or working capital of the Acquired Companies).

(b) The books and records of the Acquired Companies accurately reflect the assets, liabilities, financial condition and results of operations of the Acquired Companies in all material respects and have been maintained in accordance with reasonably good business and bookkeeping practices. The reserves reflected in the Financial Statements are, to the Knowledge of the Company, appropriate and reasonable. The Acquired Companies maintain and comply in all material respects with a system of accounting controls, consistent with companies of a similar size in their industry, sufficient to provide reasonable assurances that: (i) their business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences. There has never been, to the Knowledge of the Company, (A) any significant deficiency or weakness in the system of internal accounting controls used by the Acquired Companies, (B) any fraud or other wrongdoing that involves any of the management of the Acquired Companies or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Acquired Companies or (C) any claim or allegation regarding any of the foregoing.

(c) All of the accounts receivable reflected on the Most Recent Balance Sheet are (i) actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the Acquired Companies’ books and records which resulted from transactions in the Ordinary Course of Business and in a manner consistent with the Acquired Companies’ normal credit practices, and (ii) fully collectible in the Ordinary Course of Business after giving effect to any reserves for doubtful accounts. All of the accounts payable reflected on the Most Recent Balance Sheet arose in bona fide arm’s-length transactions in the Ordinary Course of Business and no such accounts payable is materially delinquent in its payment, and since the date of the Most Recent Balance Sheet, each Acquired Company has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with its past practices.

(d) All Indebtedness of the Acquired Companies outstanding as of the date hereof (including the outstanding amount thereof) is set forth on Section 3.4(d) of the Disclosure Schedule.

3.5 Absence of Undisclosed Liabilities. No Acquired Company has any material Liability, except for (a) Liabilities reflected on the face of the Most Recent Balance Sheet, (b) Liabilities of the type reflected on the face of the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which relates to breach of any material Contract, tort, infringement or violation of any Law, or any related action, suit or proceeding), (c) Liabilities that constitute post-Closing performance obligations under the Acquired Companies’ executory Contracts (none of which relate to breach of or non-performance with respect to such Contracts, tort, infringement or violation of any Law, or any related action, suit or proceeding) and (d) Liabilities expressly set forth on Section 3.5 of the Disclosure Schedule.

3.6 Absence of Certain Developments. Since December 31, 2023, there has not been any Material Adverse Effect and, to the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to result in a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth on Section 3.6 of the Disclosure Schedule, since December 31, 2023, (x) the Acquired Companies have conducted their business only in the Ordinary Course of Business, and (y) no Acquired Company has:

(a) issued any notes, bonds or other debt securities or any Equity Interests of any Acquired Company;

(b) declared, set aside or made any payment, dividend or distribution of cash or other property with respect to any Equity Interests of any Acquired Company or purchased, redeemed or otherwise acquired any Equity Interests of any Acquired Company;

(c) sold, assigned, transferred, leased, licensed, abandoned or permitted to lapse (other than patents expiring at the end of their statutory terms) any material assets of any Acquired Company (including Company Intellectual Property), other than sales of inventory and non-exclusive licenses to customers or other business relations, in each case, in the Ordinary Course of Business, or failed to protect or enforce Company Intellectual Property, or disclosed any Confidential Information of any Acquired Company to any third party (other than pursuant to appropriate confidentiality agreements);

(d) made or granted any bonus or any wage or salary increase, or made or granted any increase in any Benefit Plan or arrangement, or amended or terminated any existing Benefit Plan or arrangement or adopted any new Benefit Plan or arrangement, except as required by applicable Law;

(e) made capital expenditures or commitments therefor in excess of $25,000 individually, or $50,000 in the aggregate;

(f) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons;

(g) suffered any damage, destruction or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount or scope of insurance coverage;

(h) made any change in its cash management practices (including with respect to accounts receivable) or made any write-down in the value of any assets, in each case in any material adverse way;

(i) made any change in any method of accounting or accounting policies or Tax accounting method or reporting practices, made or changed or rescinded any Tax election, filed any amended Tax Return, entered into any closing or other agreement with respect to Taxes or consented to any claim or assessment related to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, incurred any liability for Taxes outside the Ordinary Course of Business, failed to pay any Tax as such Tax became due and payable, prepared any Tax Returns in a manner which is materially inconsistent with past practices of the Acquired Companies with respect to the treatment of items on prior Tax Returns, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(j) directly or indirectly engaged in any material transaction or entered into any loan or material arrangement with any (i) officer, director, manager, current or former holder of Equity Interests, (ii) individual related by blood, marriage or adoption to any officer, director, manager or current or former holder of Equity Interests or (iii) other Affiliate of the Acquired Companies;

(k) merged, amalgamated or consolidated with any other Person or effected a recapitalization or similar transaction;

(l) incurred any Indebtedness or cancelled any debts owed to or claims held by any Acquired Company, other than in the Ordinary Course of Business;

(m) incurred any Liens upon any of its assets or any increase in the amount payable under any credit or loan agreement to which the Acquired Companies are a party, other than in the Ordinary Course of Business;

(n) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

(o) settled any investigation, claim or litigation, or filed any motions, orders, briefs or settlement agreements in any Actions;

(p) entered into, terminated, modified or amended any Material Contract, except Contracts entered into in the Ordinary Course of Business;

(q) accelerated, terminated, modified or canceled any agreement, contract, document, lease, or license (or series of related agreements, contracts, leases, and licenses) (i) involving payment of more than $20,000 to which the Company is a party or by which the Company is bound except in the Ordinary Course of the Business or (ii) which does not meet the criteria in (i) above but is material to the Company or the Business and, to the Knowledge of the Company, no party intends to take any such action;

(r) terminated, amended or failed to renew any (i) Permit; or (ii) registration or application for any Company Intellectual Property except for amendments completed in the Ordinary Course of Business;

(s) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(t) written down or written up the value of any asset or investment on the Company’s books or records, except for depreciation and amortization taken in the Ordinary Course of Business;

(u) accelerated the collection or receipt of, or discounted, any account receivables;

(v) delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability;

(w) other than in the Ordinary Course of Business, engaged in (i) any promotional sales or discount or other activity, including with customers or other business relations, that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods or (ii) any activity, including with vendors, suppliers or other business relations, that has or would reasonably be expected to have the effect of accelerating to post-Closing periods costs or expenses that would otherwise be expected to occur in pre-Closing periods; or

(x) agreed or proposed, whether orally or in writing, to do any of the foregoing.

3.7 Assets. Except as set forth on Section 3.7 of the Disclosure Schedule, the Acquired Companies have good and valid title to, a valid leasehold interest in, or a valid license to use, the personal property and all other assets, tangible or intangible, shown on the Most Recent Balance Sheet or acquired thereafter prior to the date hereof (the “Company Assets”), free and clear of all Liens, except for (a) inventory disposed of in the Ordinary Course of Business and (b) Permitted Liens. The Company Assets constitute all of the property and assets, tangible or intangible (i) owned, leased or licensed by the Acquired Companies that are primarily used in the operation of the business of the Acquired Companies as currently conducted or otherwise related thereto, (ii) necessary and sufficient to conduct the business of the Acquired Companies in the same manner immediately following the Closing as conducted and proposed to be conducted on and prior to the Closing and (iii) required to generate the historical operating results depicted in the statements of profit and loss included in the Financial Statements. The Acquired Companies’ equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the Ordinary Course of Business. The Acquired Companies own, or have a valid leasehold interest in, all properties and assets necessary for the conduct of their business as presently conducted.

3.8 Tax Matters. Except as set forth on Section 3.8 of the Disclosure Schedule (identifying in each case the specific subsection below to which any such disclosure relates):

(a) the Acquired Companies (i) have timely paid all Taxes required to be paid by them on or before the date hereof (including all Taxes shown due and owing on any Tax Return) and (ii) have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by them with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (including, for greater certainty, by reason of any activity of the Acquired Companies giving rise to a permanent establishment in a foreign jurisdiction), and all such Tax Returns are true, correct and complete in all material respects;

(b) the Acquired Companies have withheld from each payment made to any Person, including any Employee, officer or director and all Persons who are or are deemed to be non-residents of Canada for purposes of the ITA, all amounts required by applicable Law to be withheld, and have remitted such withheld amounts within the prescribed periods (or made adequate provision for the payment of such amounts) to the appropriate Governmental Authority, and have complied with all reporting and record keeping requirements related thereto. The Acquired Companies have deducted, withheld or remitted, as applicable, all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be deducted, withheld or remitted by them in respect of their respective Employees (or made adequate provision for the payment of such amounts) to the appropriate Governmental Authority within the time required under applicable Law;

(c) there are no Liens for Taxes (other than unregistered Liens for Taxes, assessments, or similar charges not yet due and payable) upon any of the assets of the Acquired Companies;

(d) the unpaid Taxes of the Acquired Companies (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, no Acquired Company has incurred any liability for Taxes outside the Ordinary Course of Business;

(e) the Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) for the purposes of that act, and under applicable provincial and state law in respect of all other sales and similar Taxes to the extent required to be so registered, and the Company’s registration numbers in respect of such Taxes is set out in Section 3.8(e) of the Disclosure Schedule;

(f) each Acquired Company has properly (i) collected and remitted sales, use, value added, goods and services and similar Taxes required to be collected and remitted by it and (ii) for all transactions that are exempt from sales, use, value added, goods and services and similar Taxes and that were made without charging or remitting such Taxes, received and retained (and to the extent required, submitted to the appropriate Tax authority) any appropriate Tax exemption certificates and other documentation qualifying such transaction as exempt;

(g) none of the Acquired Companies have acquired property from a Person with whom the relevant Acquired Company was not dealing at arm’s length (for purposes of the ITA) in circumstances that would result in such Acquired Company becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or under any equivalent provision of the taxation legislation of any other relevant jurisdiction. None of the Acquired Companies have made a supply of property or service to a Person with whom the Company was not dealing at arm’s length (for purposes of the ITA) for consideration the fair market value of which was less than the fair market value of the property or service at the time of (in the case of property) the disposition of the property or (in the case of services) the provision of receipt of the services;

(h) no facts, circumstances or events exist or have existed that have resulted or may result in the application to any of the Acquired Companies of any debt forgiveness, debt parking or property seizure provisions under sections 79 to 80.04 of the ITA or any other applicable Law, or the provisions of section 78 of the ITA and any corresponding provisions of any other applicable Laws;

(i) for all transactions between the Company and any non-resident person with whom it was not dealing at arm’s length (for purposes of the ITA), the Company has made or obtained records or documents that meet the transfer pricing requirements of subsection 247(4) of the ITA or other applicable Law relating to Taxes and the Acquired Companies have complied in all material respect with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder;

(j) the Acquired Companies have, in all material respects, maintained and continue to maintain all books and records required to be maintained under the ITA and all other applicable Laws in respect of Taxes;

(k) at no time during the 60-month period immediately preceding the date hereof has more than 50% of the fair market value of the Acquired Securities been derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, or for civil law rights in, any such property, whether or not the property exists (as each such term is interpreted for purposes of the definition of taxable Canadian property in the ITA);

(l) all Tax credits (including, for greater certainty, all R&D Tax Credits) were claimed by the Acquired Companies in accordance with the ITA and the relevant provincial Tax law (and any corresponding or similar provisions of any other applicable Laws) and the Acquired Companies have satisfied the relevant criteria and conditions entitling it to claim such Tax credits;

(m) the Acquired Companies will not be required to include in a taxable period ending after the Closing Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes, in a prior taxable period but that was not included in taxable income for that or another prior taxable period;

(n) the Company (including any predecessors thereof) has been, since its incorporation, a “Canadian-controlled private corporation” as defined under the ITA;

(o) the Company (i) has not claimed CEWS/COVID Relief to which it was not entitled, (ii) is not required to repay or refund all or any amount of CEWS/COVID Relief, and will not be required to do so following Closing, and (iii) is not required to include any amount in income in a taxable period ending after the Closing Date as a result of any CEWS/COVID Relief;

(p) the Company has complied with subsection 89(14) of the ITA in respect of any dividend designated by it as an “eligible dividend” at the time of the designation and payment of the dividend, and the Company has not made an excessive eligible dividend designation within the meaning of subsection 89(1) of the ITA;

(q) the Company has not paid an excessive capital dividend within the meaning of Part III of the ITA;

(r) the Acquired Companies have not made any payment, nor are they obligated to make any payment, and are not party to any agreement under which they could be obligated to make any payment, that may result in an amount not being deductible by virtue of section 67 of the ITA in respect of any period ending before the Closing Date;

(s) the Company has prepared calculations of the exempt surplus, taxable surplus and hybrid surplus of its foreign affiliates for the purposes of Subsection 113(1) of the ITA and all dividends paid to the Company by its foreign affiliates have been properly classified as exempt surplus dividends;

(t) the Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting by such Acquired Company prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, including any income eligible for deferral under any applicable Tax Law (including, without limitation, pursuant to Sections 451 of the Code, Treasury Regulations Sections 1.451-5, Revenue Procedure 2004-34, 2004-22 I.R.B. 991 and Paragraph 20(1)(m) of the ITA); or (v) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(u) except pursuant to this Agreement, for purposes of the ITA or any other applicable Tax statute, no Person or group of Persons (other than the Acquired Companies) has ever acquired, or had the right to acquire, control of the Acquired Companies;

(v) there are no Tax deficiencies that have been claimed, proposed, or asserted in writing against any of the Acquired Companies that have not been fully paid or finally settled and there are no discussions, audits, or assertions now pending, or to the Knowledge of the Company, threatened, in respect of Taxes due from or with respect to an Acquired Company;

(w) no Acquired Company has received from any Tax authority (including jurisdictions where the Acquired Companies have not filed Tax Returns) any, and none of the following are threatened, (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment or notice of reassessment for any amount of Tax proposed, asserted, or assessed by any Tax authority against any Acquired Company;

(x) each Acquired Company incorporated, formed or otherwise organized in the United States is, and since its inception has been, classified for applicable Tax purposes as set forth on Section 3.8(x) of the Disclosure Schedule;

(y) no Acquired Company has elected to apply the partnership audit rules included in Code Sections 6221 through 6241 to any year ending on or prior to December 31, 2017, nor has filed, or agreed to file, an election under the provisions of Code Section 6221 through 6241 for any year beginning on or after January 1, 2018;

(z) no Acquired Company has made any election under state, provincial or local income Tax Law to pay any Taxes on behalf of (or that would otherwise be imposed on) any Seller (or other owner of Equity Interests in such Acquired Company) with respect to such Seller’s (or other such owner’s) allocable share of pass-through income or gain;

(aa) no Acquired Company has waived any statute of limitations with respect to any Taxes, agreed to any extension of time for filing any Tax Return or making any Tax election, or consented to extend the period in which any Tax may be assessed or collected by any Tax authority and no such request to waive or extend is outstanding;

(bb) no claim has been made by a Tax authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction;

(cc) none of the Acquired Companies are, and have not been, subject to Tax in any jurisdiction other than their respective countries of incorporation, or formation by virtue of having a permanent establishment or other place of business or taxable presence in any country other than the country under the Laws of which such Acquired Company is organized;

(dd) no Acquired Company has requested or received a ruling from the Canada Revenue Agency, Internal Revenue Service or any other Tax authority or Governmental Authority relating to Taxes;

(ee) no Acquired Company has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any other transaction requiring disclosure under any similar provision of state, local, or non-U.S. Law);

(ff) no Acquired Company is a party to or bound by any Tax allocation, indemnity or sharing agreement, or any similar agreement. No Acquired Company (i) has been a member of an affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable federal, state, local or non-U.S. Law or (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise;

(gg) the Acquired Companies have not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under the “deferral method” of accounting described in Revenue Procedure 2004-34, 2004 22 I.R.B. 991 (or any similar method under state, local or non-U.S. Law);

(hh) no Acquired Company has used the cash receipts and disbursements method of accounting for federal or applicable state, local or non-U.S. income Tax purposes;

(ii) there is no power of attorney (or similar authority) with respect to any Acquired Company as to any matters relating to Taxes that will have any effect after the Closing Date;

(jj) each of the Acquired Securities is or, prior to the Closing Date, will be property that is “substantially vested” under Section 83 of the Code and Treasury Regulations Section 1.83-3(b). A valid election has been made under Section 83(b) of the Code with respect to the issuance of any Equity Interest that was not “substantially vested” as of the time of such issuance under Treasury Regulations Section 1.83-3(b);

(kk) no Acquired Company has made any payment or payments, is obligated to make any payment or payments, nor is a party to (or a participating employer in) any Contract (including any

Benefit Plan and any equity purchase rights) that could obligate any Acquired Company or Purchaser to make any payment or payments that constitute or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or non-U.S. Law), including as a result of any event connected directly or indirectly with any of the transactions contemplated by this Agreement. No Acquired Company has any obligation to provide (whether under a Benefit Plan or otherwise), indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed under Section 4999 of the Code;

(ll) Section 3.8(ll) of the Disclosure Schedule sets forth the amount of any Taxes that otherwise would have been required to be paid or remitted to the applicable Tax authority or withheld prior to the Closing by the Acquired Companies, which has been extended, deferred or delayed as permitted under the CARES Act or otherwise as a result of the effects of the COVID-19 Pandemic;

(mm) each Acquired Company has complied with all applicable laws relating to information reporting and record retention, including to the extent necessary to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively, “Qualified Leave Wages”), each as defined in Sections 7001 and 7003 of the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020) (“FFCRA”) and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA (“Qualified Health Plan Expenses”), including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable; and

(nn) no Acquired Company has (i) funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses or any Medicare Tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, in each case, whether or not shown on the Financial Statements or (ii) requested an “advance payment of employer credits” on IRS Form 7200 or otherwise or has received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.

3.9 Contracts and Commitments.

(a) Except as set forth on Section 3.9(a) of the Disclosure Schedule (specifying the particular subsection below to which any such disclosure relates), no Acquired Company is a party to nor bound by any written or oral:

(i) pension, profit-sharing, option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other Benefit Plan, arrangement or practice, whether formal or informal, or any Contract related to any of the foregoing (including any contract with any service provider with respect to any such plan, arrangement or practice);

(ii) collective bargaining agreement or any other Contract with any trade union or other labor organization, or severance agreements, programs, policies or arrangements;

(iii) active management agreement, consulting agreement, Employee leasing agreement or Contract for or relating to the employment or services of any officer, individual employee, Independent Contractor or other Person on a full-time, part-time, consulting or other basis, or any other arrangement or understanding (A) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, (B) containing any restrictive covenants or similar obligations to the benefit of the Acquired Companies or (C) restricting its ability to terminate the employment or services of any Employee or Independent Contractor within 30 days’ notice for any lawful reason or for no reason without penalty or liability as permitted by Laws;

(iv) Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Acquired Companies or any letter of credit arrangements, or any guarantee therefor;

(v) lease or Contract under which any Acquired Company is (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any Acquired Company;

(vi) Contract with a customer of any Acquired Company which (x) contains any term which deviates in a way that is materially adverse to any Acquired Company, (y) contains any additional term that is materially adverse to any Acquired Company or (z) omits any term beneficial to any Acquired Company and such omission is materially adverse to any Acquired Company, in each case in comparison to the standard terms and conditions used by the Acquired Companies with their customers at the time of entering into the Contract, the current terms of which are forth on Section 3.9(a)(vi) of the Disclosure Schedule (such standard terms and conditions, the “Standard Terms” and the Contracts on the Standard Terms, the “Standard Customer Contracts”);

(vii) Contract relating to the ownership of, Investments in or loans and advances to any Person, including Investments in joint ventures and minority equity investments;

(viii) Inbound License (except for Inbound licenses that are non-exclusive end user licenses of commercially available off-the-shelf software subject to “shrink-wrap” or “click-wrap” license agreements solely for the Acquired Companies’ internal use and with a total replacement cost of less than $10,000, annually, that is not embedded in or used to provide Company Products, and is not modified or distributed by any Acquired Company);

(ix) Outbound License (other than licenses for the Company Products licensed to customers on a non-exclusive basis in the Ordinary Course of Business pursuant to a Contract that is no less protective of the Acquired Companies, in a material respect for liability coverage, than the Acquired Companies’ standard form of customer Contract made available to Purchaser);

(x) Contract for the development, assignment or transfer of Intellectual Property;

(xi) Contract whereby any Acquired Company has intended to resolve an actual or potential dispute relating to Intellectual Property, including settlement agreements or covenants not to assert, any waiver or release of any rights to Intellectual Property or coexistence agreements;

(xii) Contract prohibiting it from engaging in any business, including any oral or written arrangement to not conduct business with any other Person as a result of conducting business with a current or prospective client, or restricting any Acquired Company from soliciting or hiring any Person;

(xiii) Contract or commitment for the purchase by the Acquired Companies of machinery, equipment or other personal property for an amount in excess of $50,000;

(xiv) Contract that provides any customer or other business relation of the Acquired Companies with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or business relations of the Acquired Companies, including, without limitation, any agreement containing “most favored nation” provisions;

(xv) any settlement, conciliation or similar Contract with any Person or pursuant to which any Acquired Company will be required to satisfy any monetary or material non-monetary obligations after the date of this Agreement;

(xvi) Contract for the disposition of any material assets or business of any Acquired Company or any agreement for the acquisition of any material assets or business of any other Person;

(xvii) any agreement contemplating indemnity with any customer of the Acquired Companies under which any Acquired Company is obligated to indemnify such Person against product warranty or infringement which contains terms and conditions that differ in any material respect from warranty or indemnity terms in the Standard Terms used by the Acquired Companies with their customers at the time of entering into such Standard Customer Contracts;

(xviii) Contract or order between any Acquired Company and a Governmental Authority or between any Acquired Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority;

(xix) warranty Contract with respect to the Acquired Companies’ services rendered or their products sold, leased or licensed which contains terms and conditions that differ in any material respect from standard warranty terms and conditions provided to customers of the Acquired Companies at the time of entering into such Contracts; or

(xx) any Contract with a Material Customer or Material Vendor.

(b) All of the Contracts set forth or required to be set forth on Section 3.9(a) of the Disclosure Schedule, the Standard Customer Contracts, the Benefit Plans and the Leases (collectively, the “Material Contracts”) are valid, binding, fully executed and enforceable as to the Acquired Companies, and to the Knowledge of the Company, as to the other parties thereto, in accordance with their respective terms, in each case subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Section 3.9(b) of the Disclosure Schedule, the Acquired Companies have performed all obligations required to be performed by them in all material respects and are not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Material Contract. To the Knowledge of the Company, there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract. The Company has made available to Purchaser true and complete copies of all written Material Contracts and an accurate description of all oral Material Contracts, in each case including all amendments thereto.

3.10 Intellectual Property, Privacy and Data Security.

(a) Section 3.10(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (specifying the owner thereof and the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) and related dates, as applicable, and any actions that must be taken within 90 days of the date of the Closing to preserve such item, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates). Unless explicitly stated otherwise on Section 3.10(a)(ii) of the Disclosure Schedule, all Registered Intellectual Property: is in full force and effect; is valid, subsisting and enforceable; is up to date on all registration, maintenance and renewal fees currently due and no such registration, maintenance and renewal fees are currently outstanding; and has been obtained and maintained in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities. No third party has any ownership right, title or interest in or to, or claim to, or Lien on, any of the Registered Intellectual Property, and the Acquired Companies have obtained a waiver of moral rights in respect of any copyright works.

(b) The Acquired Companies solely and exclusively own all right, title and interest (including the sole right to enforce) in and to the Owned Intellectual Property free and clear of all Liens except for Permitted Liens. In respect of the Owned Intellectual Property, the Acquired Companies have obtained a waiver of moral rights from any and all authors of copyright works. The Acquired Companies lawfully own, or otherwise have sufficient rights to, all Company Intellectual Property to conduct the business of the Acquired Companies in the manner in which it is currently being conducted. All Owned Intellectual Property is fully transferable, alienable and licensable by the Acquired Companies without restriction and without payment of any kind to any third party and without approval of any third party. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Company Intellectual Property, or give rise to any right of any Person to terminate any rights under any License, charge additional fees under any License or exercise any new or additional rights under any Company Intellectual Property. No funding, facilities or personnel of any educational institution or Governmental Authorities were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property.

(c) At no time during the conception of or reduction to practice of any of the Owned Intellectual Property was the Acquired Companies or, to the Knowledge of the Company, any developer, inventor or other contributor to such Owned Intellectual Property (i) operating under any grants from any R&D Sponsor, (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor or (iii) subject to any employment agreement, consulting or professional offer letter or invention assignment or non-disclosure agreement or other obligation with any third party that could adversely affect the Acquired Companies’ rights in, or give any such third party rights in or to, such Owned Intellectual Property, other than rights to use the Owned Intellectual Property for the sole benefit of the Acquired Companies. Without limiting the foregoing, no developer, inventor or other contributor to any Owned Intellectual Property was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for the Acquired Companies or during the 12 month period immediately prior to his or her employment or engagement with the Acquired Companies. No R&D Sponsor has any claim of, right or license to, ownership of or other Lien on any Company Intellectual Property.

(d) Section 3.10(d) of the Disclosure Schedule identifies all of the Company Products. The Acquired Companies possess all source code and other documentation and materials necessary or useful to compile and operate the Company Products and no Acquired Company has disclosed, delivered, licensed or otherwise made available, and no Acquired Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products to any Person who is not subject to an obligation of confidentiality in respect thereto. The Company Products operate substantially in accordance with their documentation.

(e) The Acquired Companies, Company Products (including the use thereof), Company Intellectual Property and the conduct of the Acquired Companies’ business, as presently conducted, do not violate, infringe (directly, contributorily, by inducement, or otherwise) or misappropriate any Intellectual Property of any Person (and have not previously done so). Other than as set forth in Section 3.10(e) of the Disclosure Schedule, there is no past, pending or threatened Action involving any Company Intellectual Property (including any Actions contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property), Company Product or the conduct of Acquired Companies’ business, or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person, nor are there any facts or circumstances that might reasonably serve as the basis for any such Action; and the Acquired Companies have not received any of the following: any notice that they must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to the Acquired Companies. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or conflicting with any Company Intellectual Property, and no Person has previously done any of the foregoing

(f) All Licenses are in full force and effect and are valid, binding and enforceable against all parties thereto in accordance with their terms; and, to the Knowledge of the Company, there is no event or condition that is or will result in a breach, default or violation thereunder (with or without due notice or lapse of time or both) by any party thereto; and, no Acquired Company has received notice of any such breach, default or violation. There are no royalties, honoraria, fees or other payments payable by any Acquired Company to any Person (other than employment salaries to Employees, or fees and other consideration payable to Independent Contractors not contingent on or related to use of such Independent Contractors’ work product developed on behalf of the Acquired Companies) as a result of the ownership, use, possession, license-in, license-out, distribution, deployment, development, support, maintenance, provision, marketing, sale or other exploitation of any Company Product or Company Intellectual Property.

(g) The Acquired Companies have taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality and value of Trade Secrets owned or held by the Acquired Companies. No Acquired Company has disclosed any confidential Company Intellectual Property (including the source code to any Company Products) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. There has been no breach of confidentiality of Company Intellectual Property information by the Acquired Companies or, to the Knowledge of the Company, by any third party.

(h) No present or former employee, officer or Independent Contractor of any Acquired Company has any ownership, license or other right, title or interest in any Company Intellectual Property or any improvements, modifications, or derivative works thereof or thereto. Each current and former employee, officer and Independent Contractor of any Acquired Company who is or has been involved in the development (alone or with others) of any Intellectual Property by or for the Acquired Companies, or has or previously had access to any Trade Secrets owned or held by the Acquired Companies, has executed and delivered to the Acquired Companies written a Contract that: (i) assigns to the Acquired Companies, without any obligation of payment, all right, title and interest in and to any such Intellectual Property, including waiver of any and all moral rights in respect of any copyright works, and (ii) reasonably protects such Trade Secrets. No present or former employee, officer or Independent Contractor of the Acquired Companies is in violation of any such Contract. None of the Contracts of the Acquired Companies (including any Contract for the performance of professional services by or on behalf of the Acquired Companies) obligates any Acquired Company to develop any Intellectual Property (including any elements of any Company Products) for any third party (including any customer or end user), or confers upon any Person other than the Acquired Companies any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract.

(i) There are, and have been, no material defects, glitches, or other technical problems in any of the Company Products that would prevent the same from performing substantially in accordance with their contractual requirements, user specifications or functionality descriptions (collectively, “Technical Deficiencies”). There is no Malicious Code in any of the Company Products or the Company

Systems, and no Acquired Company has received any complaints from any customers or other business relations related to any Malicious Code or Technical Deficiencies.

(j) Section 3.10(j) of the Disclosure Schedule sets forth (i) a list of all Open Source Software that is currently used in, incorporated into, integrated or bundled with any Company Products or otherwise distributed by the Acquired Companies, and (ii) for each such item of Open Source Software: (A) the name and version number of the applicable license; (B) the distributor or website from which the Open Source Software was obtained; and (C) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Products (including, as applicable, the applicable Company Product or Company Products, the manner and extent to which such item of Open Source Software interoperates with any Company Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).

(k) The Acquired Companies do not use and have not used any Open Source Software or any modification or derivative thereof: (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property, or (ii) under any license requiring any Acquired Company to disclose or distribute the source code to any of the Company Products, to license or provide the source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Products at no or minimal charge.

(l) The Acquired Companies have Company Systems sufficient for the immediate and anticipated future operation of the business of the Acquired Companies. The Acquired Companies have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for the business and the Acquired Companies have taken all necessary steps to safeguard and maintain the information technology systems utilized in the operation of their business as presently conducted. There have been no failures, breakdowns, or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the business of the Acquired Companies. The Company Systems have not experienced (i) any successful hacking attempts or other security incidents, or (ii) a shutdown for a continuous period of 24 hours or more. The Acquired Companies have taken all actions necessary to (x) protect the confidentiality, security and integrity of the Company Systems and all Company Data including by implementing industry standard procedures preventing unauthorized use, access, interruption or modification by any Person and the introduction of any bug, virus, worm, malware, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on site and off site of back-up copies of critical data and (y) ensure that all Company Systems are fully functional and operate and run in a reasonable and efficient business manner in all material respects. The Acquired Companies have used commercially reasonable efforts to implement security patches and upgrades that are generally available for the Company Systems.

(m) The Acquired Companies: (i) exclusively own and possess all right, title and interest in and to the Company Product Data free and clear of any restrictions of any nature, including all Intellectual Property embodied in or associated with the underlying Company Product Data, and (ii) have all rights to all of the Company Product Data, including the rights, directly or indirectly, to use or exploit the same in any manner whatsoever, including the rights to publish, reproduce, distribute, license, sell, and create derivative works of the Company Product Data, in whole or in part, anywhere in the world.

(n) The Acquired Companies are and at all times have been in compliance in all material respects with all applicable Laws pertaining to the Acquired Companies’ operations and the Company Products and Company Systems, and development and provision of software and services. No Actions are or have been pending or threatened against the Acquired Companies under any such Laws.

(o) No Governmental Authority has audited or inspected any Company Product or Company System, other than a Governmental Authority that is a customer of an Acquired Company and conducted an audit or inspection solely in its capacity as a potential customer of an Acquired Company. The Acquired Companies have accurately and completely responded to, and fully resolved, all issues, violations or deficiencies raised in any such audits or inspections. No Acquired Company has received notice of any Actions, citations, information requests, warning letters or notices directed to the Acquired Companies from any Governmental Authority regarding alleged violation of applicable Law or directed to a customer or other business relation of the Acquired Companies based on its use of any Company Product or Company System.

(p) Except as set forth on Section 3.10(p) of the Disclosure Schedule, none of the current customers or other business relations of the Acquired Companies have conducted any audit or inspection of any Company Product or Company System or operations of the Acquired Companies that identified or noted any material issues, violations or deficiencies. The Acquired Companies have accurately and completely responded to, and fully resolved, all material issues, violations or deficiencies raised in such audits or inspections. No Acquired Company has received notice of any Actions, notices of deficiencies or notices of breach of contract directed to the Acquired Companies from any of their customers or other business relations.

(q) No Acquired Company is subject to any obligation arising under any pending or prior administrative, regulatory or other Action, notice of violation letter, or other notice, response or commitment made to or with any Governmental Authority with respect to any Company Product or Company System. The Acquired Companies have made all notifications, submissions and reports required by any such obligation, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to any Governmental Authority. None of the Acquired Companies nor any Company Product or Company System is required to be licensed, registered, credentialed or certified with or by any Governmental Authority.

(r) The Acquired Companies are, and at all times since their respective incorporations have been in compliance in all material respects with: (i) all Privacy Laws, and in each case, the rules and regulations implemented thereunder; (ii) all Laws related to consumer protection with respect to unauthorized electronic communications, including CASL; and (iii) all Contracts (or portions thereof) to which an Acquired Company is a party that are applicable to Data Treatment (collectively, “Privacy Agreements”).

(s) The Acquired Companies maintain commercially reasonable policies, procedures, and rules regarding data privacy, protection and security that comply in all material respects with all Data Security Requirements. Each Acquired Company and the conduct of its business is and has at all times been in compliance with all Data Security Requirements in all material respects. There has been no (and no Acquired Company has received any written or, to the Knowledge of the Company, oral charge, challenge, complaint, claim, notice, or demand from any Person or Governmental Authority with respect to any) actual or alleged (i) unauthorized access to or use, unintended or improper disclosure, or breaches of the security of any Company System, Company Data, Sensitive Information, Personal Information or Confidential Information collected, maintained, or stored by or on behalf of such Acquired Company, (ii) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any Acquired Company Trade Secrets or other Confidential Information, or any loss, distribution, compromise or unauthorized disclosure thereof; (iii) illegal or unauthorized Data Treatment of Sensitive Information or Personal Information conducted by or on behalf of the Acquired Companies, (iv) breach of any Privacy Agreements by any Acquired Company; (v) breach of any Privacy Laws or any other Data Security Requirements by any Acquired Company; or (vi) claim from any affected individual that has given rise or may give rise to any liability under Privacy Laws.

(t) As required by Privacy Laws, the Acquired Companies have obtained all necessary consents to complete the transactions contemplated by this Agreement and such transactions will not result in any Liabilities in connection with any Data Security Requirements.

(u) The Acquired Companies have implemented privacy and security policies and procedures, performed security risk assessments, penetration testing and such other testing required by applicable Data Security Requirements.

(v) Each Acquired Company has taken reasonable steps to ensure that all Company Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, as and to the extent required per applicable Law including all Privacy Laws.

(w) No Acquired Company has been required by Privacy Laws to provide notice to an individual or business entity reporting the unauthorized access to or acquisition of Sensitive Data or Personal Information.

(x) The Company Systems: (i) are sufficient for the conduct of the Ordinary Course of Business; (ii) are in good working condition to effectively perform all computing, information technology, and data processing operations that are material and necessary for the conduct of the Ordinary Course of Business; (iii) perform in accordance with the applicable documentation and without any defects or interruptions in performance that could not be addressed by available support services; (iv) to the Knowledge of the Company, have been used in compliance with all applicable Laws; and (v) contain and/or are subject to appropriate and industry-standard security measures that safeguard against the unauthorized use, copying, disclosure, modification, theft, and destruction of, or access to, the Company Systems and any Sensitive Data, Personal Information, Confidential Information or other information, data, or materials stored on or transmitted or otherwise processed by the Company Systems.

(y) Each Acquired Company has and maintains back-up systems and disaster recovery and business continuity plans, consistent with current industry practices, designed to ensure the continuing availability of the functionality provided by the Company Systems in the event of any malfunction of, or other form of disaster affecting, any of the Company Systems.

3.11 Litigation. Except as set forth on Section 3.11(a) of the Disclosure Schedule, there are, and during the past five (5) years have been, no Actions pending or threatened (in writing or, to the Knowledge of the Company, orally) by or against the Acquired Companies (or pending or, to the Knowledge of the Company, threatened against or affecting any of the officers, directors, managers or employees of the Acquired Companies related to the Acquired Companies or their services thereto), at law or in equity, or before or by any Governmental Authority. No Acquired Company has received any notice of, and to the Knowledge of the Company, there has not been any, accident, happening or event, including any which is caused or allegedly caused by or otherwise involving any services performed in connection with or on behalf of the Acquired Companies, in each case that could reasonably be expected to result in or serve as a basis for any such Actions or otherwise for any claim or Loss. No Acquired Company is subject to any judgment, order or decree of any court or other Governmental Authority. Except as set forth on Section 3.11(b) of the Disclosure Schedule, no Acquired Company will be subject to any Liability not fully covered by insurance maintained by the Acquired Companies in respect of the matters set forth on Section 3.11(a) of the Disclosure Schedule.

3.12 Brokerage. Except as set forth on Section 3.12 of the Disclosure Schedule, there are no and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other agreement or transaction based on any arrangement or agreement to which any Acquired Company is a party or subject to. No Acquired Company is a party to any Contract that entitles a broker, finder or similar agent to a brokerage commission or finder’s fee on (a) a future sale of any Acquired Company, or (b) a purchase of a company or business by any Acquired Company.

3.13 Employees.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employees which indicates their (i) name; (ii) employing entity; (iii) job title; (iv) department; (v) location; (vi) status (e.g. permanent, temporary, full-time, part-time, casual); (vii) date of birth; (viii) age; (ix) date of hire; (x) salary or wage rate, as applicable; (xi) incentive pay (including bonuses, commissions and other incentives); (xii) eligibility for benefits; (xiii) overtime classification (e.g., exempt or non-exempt under applicable Law); (xiv) accrued but untaken paid time off in lieu of overtime; (xv) vacation eligibility; and (xvi) whether the Employee is active or on a leave and if on a leave, the reason for the leave and expected date of return. As of the date hereof, all compensation, including wages, commissions, bonuses, sick days and vacation pay, payable to all Employees or Independent Contractors of the Acquired Companies for services performed on or before the Closing have been paid in full or accrued on the books and records of the Acquired Companies, and there are no outstanding agreements, understandings or commitments of either Acquired Company with respect to any salary, wage rate or commissions.

(b) Sample copies form of employment contract or Contracts, which apply to Employees of the Acquired Companies, have been delivered or made available to the Purchaser. Except as disclosed in Section 3.13(b)(i) of the Disclosure Schedule, all Canada-based Employees are subject to a written employment contract with an Acquired Company, and all Employees in the United States are subject to a written employment contract or offer letter and employed on an at-will basis. No Employees are subject to an oral employment contract with an Acquired Company, and no Employees have any oral entitlements in addition to their entitlements under their written employment contracts with an Acquired Company. Except as disclosed in Section 3.13(b)(i) of the Disclosure Schedule, there are no employment contracts that provide for termination, severance or other entitlements, other than what is legally required in accordance with applicable Laws. Except as disclosed in Section 3.13(b)(ii) of the Disclosure Schedule, no officer, director, manager, Employee or Independent Contractor of the Acquired Companies will be entitled to any transaction bonuses, retention bonus, change-in-control payments, termination or severance rights as a result of the Closing.

(c) Section 3.13(c) of the Disclosure Schedule lists all contracts with any Employee who is an executive of any Acquired Company or is being provided with an annual compensation comprised of salary and any compensatory bonus or incentive compensation (excluding entitlements to any Benefit Plans) of, in aggregate, more than $100,000.

(d) Except as set forth on Section 3.13(d) of the Disclosure Schedule, no Acquired Company has terminated the employment of any employees within the ninety (90) days prior to the date hereof.

(e) Section 3.13(e) of the Disclosure Schedule lists: (i) all individuals who are currently performing services for any Acquired Company as independent contractors under a contract; and (ii) the current rate of compensation and total fees paid during the 2022 calendar year of each such individual. A copy of each independent contractor agreement has been made available to the Purchaser. Except as set forth on Section 3.13(e) of the Disclosure Schedule, all Persons characterized and treated by the Company as contractors are and have at all times been properly classified and treated as independent contractors under all applicable Laws, including without limitation Tax Laws.

(f) Each Acquired Company is, and has been at all times, in compliance in all material respects with all applicable Laws relating to employment practices, terms and conditions of employment, employment standards, equal employment opportunity, non-discrimination, human rights, accommodation, accessibility, harassment (including sexual harassment), reprisal, retaliation, employee privacy, pay equity, immigration, wages, hours, meal and rest breaks, overtime classification (e.g., exempt or non-exempt under applicable Law), vacation and vacation pay, paid time off, sick leave, worker classification, occupational health and safety, workers’ compensation, benefits and collective bargaining and labour relations. All Persons characterized and treated by the Acquired Companies as independent contractors or consultants are properly classified as independent contractors under all applicable Laws and no Acquired Company has received any notice from an independent contractor or consultant, or any Governmental Authority, disputing such classification. There is not, and has not been at any time, any Action against any Acquired Company pending or, to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former applicant, Employee, Independent Contractor of the Acquired Companies, including any Action relating to unfair labour practices, employment standards, employment classification, employment discrimination, human rights, harassment, reprisal, retaliation, pay equity, occupational health and safety, workers’ compensation, wages and hours, overtime, vacation pay, paid time off, or any other employment related matter arising under applicable Laws. In the past 5 years, no Acquired Company has implemented any layoff of Employees governed by the WARN Act or any similar applicable Law.

(g) No Acquired Company is a party to any collective bargaining agreement, voluntary recognition agreement or other labour contract. There is no labour organizational activity or labour dispute affecting any Acquired Company and no union has sought to declare any of the Acquired Companies as related or successor employers to any other Person. There is not presently pending or existing, and there is not, to the Knowledge of the Company, threatened in writing or verbally, any strike, slowdown, picketing, work stoppage or employee grievance process involving either of the Acquired Companies. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labour dispute involving either of the Acquired Companies. There is not pending or, to the Knowledge of the Company, threatened in writing or verbally against or affecting any Acquired Company any Action relating to the alleged violation of any Law pertaining to labour relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Ontario Labour Relations Board or any comparable Governmental Authority. No application or petition for an election of or for certification of a collective bargaining agent is pending with respect to either of the Acquired Companies. There is no lockout of any Employees by any of the Acquired Companies, and no such action is contemplated by any of the Acquired Companies.

(h) There are no outstanding or unaccrued assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation Laws. The Acquired Companies have not been reassessed in any respect under such Laws. No audit of the Acquired Companies is currently being performed under any applicable Laws. There are no claims or, to the Knowledge of the Company, potential claims, which may adversely affect any of the Acquired Companies’ accident cost experience rating.

(i) No pending offer of employment or engagement has been made by any Acquired Company that has not yet been accepted, or which has been accepted but the employment or engagement has not yet started.

(i) No Employee or independent contractor has stated or otherwise provided notice to any Acquired Company that they will resign or retire or cease to provide work or services as a result of the closing of the transactions contemplated by this Agreement.

(j) There are no charges pending against any Acquired Company under applicable occupational health and safety Laws, and there have been no charges against any Acquired Company under such Laws for the past three (3) years. Each Acquired Company is in compliance in all respects with any Orders issued under occupational health and safety Laws, and there are no appeals of any Orders under such Laws currently outstanding.

(k) The Acquired Companies have promptly, thoroughly and impartially investigated all workplace harassment (including sexual harassment) and workplace violence allegations and claims of which each Acquired Company is aware relating to Employees, former Employees and contractors of the Acquired Companies that is reasonable in the circumstances. With respect to each such allegation or claim with potential merit, the applicable Acquired Company has taken prompt corrective action that is reasonably calculated to prevent further workplace harassment (including sexual harassment) and workplace violence reasonable in the circumstances. To the Knowledge of the Company, there are no facts that could result in Liability with respect to any such allegations.

(l) Except as set out in Section 3.13(m) of the Disclosure Schedule, no Employee is employed pursuant to a work Permit or visa issued by a Governmental Authority, and Section 3.13(m) of the Disclosure Schedule discloses in respect of each Employee who is employed pursuant to a work Permit or visa the expiry date of such work Permit and whether any of the Sellers or the Acquired Companies have made any attempts to renew such work Permit. The Acquired Companies have Form I-9s properly completed in accordance with applicable Laws for all current and former U.S. Employees. The Acquired Companies are in compliance with all terms and conditions of the work Permits and no audit by a Governmental Authority is being conducted or is pending in respect of any foreign workers.

(m) Since the respective dates of their incorporation or formation, the Acquired Companies have not received any notice alleging that any Employees or Independent Contractors of the Acquired Companies are in violation or breach of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, contractor, customer or client, relating to the right of any such Employee or Independent Contractor to be employed by the Acquired Companies because of the nature of the business conducted by the Acquired Companies or to the use of trade secrets, confidential or proprietary information of others.

(n) True, complete and correct copies of all personnel policies and procedures applicable to the Acquired Companies’ Employees have been made available to Purchaser.

(o) There are no outstanding loans between any Acquired Company and any of its Employees or Independent Contractors. There are no outstanding promises (whether written or oral), or assurances or undertakings, to any of the Employees or independent contractors of the Acquired Companies as to the continuation, introduction, increase, or improvement of any terms and conditions, renumeration, benefits or other bonus or incentive scheme.

3.14 Benefit Plans.

(a) Section 3.14(a) of the Disclosure Schedule lists all Benefit Plans by relevant jurisdiction. Other than as set out in Section 3.14(a) of the Disclosure Schedule, no Acquired Company has any outstanding obligation, agreement or commitment, whether in writing or verbally, to (i) create any additional Benefit Plan, or (ii) amend or modify any existing Benefit Plan or the benefits provided under any existing Benefit Plan, in the case of each subclause (i) and (ii) of this Section 3.14(a), except for amendments required by the terms of a Benefit Plan or applicable Law.

(b) No Acquired Company sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or has any obligation to contribute or make any payment whatsoever to, any Benefit Plan that is required to be registered under applicable provincial or federal pension standards legislation in Canada. Other than as set out in Section 3.14(b) of the Disclosure Schedule, no Acquired Company or ERISA Affiliate has ever sponsored, maintained, contributed to or been obligated to contribute to, or has (or could have) any liability or contingent liability under or with respect to, (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is (or, at any time, was) subject to Sections 302 or 303 of ERISA, Title IV of ERISA or Section 412 or 430 the Code; (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iii) any multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(c) No Benefit Plan is intended by an Acquired Company to be, or has ever been found or alleged by a Governmental Authority to be (i) an “employee life and health trust” as that term is defined in subsection 248(1) of the ITA; (ii) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1; or (iii) a “salary deferral arrangement” within the meaning of subsection 248(1) of the ITA.

(d) Other than as set out in Section 3.14(d) of the Disclosure Schedule, the Acquired Companies have made available to the Purchaser with respect to each Benefit Plan (to the extent applicable thereto and, with respect to each Benefit Plan that is a PEO Benefit Plan, to the extent in the Acquired Companies’ possession after reasonable request to the PEO) copies of (i) the current Benefit Plan document (and all amendments thereto) or, if such Benefit Plan is not in writing, a written summary of the material terms thereof, (ii) the last 3 annual reports (e.g., Form 5500 series and all schedules and financial statements attached thereto) filed with any Governmental Authority with respect to such Benefit Plan, (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Benefit Plan, (iv) all Contracts relating to such Benefit Plan, including trust agreements, annuity agreements, insurance agreements and policies, funding agreements, trust agreements, bonds, and service provider agreements, (v) the most recent determination, opinion or advisory letter, as applicable, issued by the IRS with respect to such Benefit Plan, (vi) all material non-routine notices and correspondence since January 1, 2019 to or from any Governmental Authority relating to such Benefit Plan, and (vii) all coverage, nondiscrimination, top heavy, Code Section 415 and other year-end compliance tests performed with respect to such Benefit Plan for the 3 most recently completed plan years, including summaries of any unwritten Benefit Plans, as amended to date. Except as set out in Section 3.14(d) of the Disclosure Schedule, none of the Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that will be triggered by entering into this Agreement or the completion of the transactions contemplated herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with the occurrence of any additional or subsequent event(s)) will or could impair any of the rights of any Acquired Company under or with respect to any Benefit Plan, including the right to amend, terminate, merge or transfer the assets of any Benefit Plan in accordance with the terms of such Benefit Plan (which terms do not include any such restrictions that become effective on or after the execution of this Agreement or the consummation of the transactions contemplated by this Agreement), the terms of any Contracts related thereto (which terms do not include any such restrictions that become effective on or after the execution of this Agreement or the consummation of the transactions contemplated by this Agreement) and applicable Law.

(e) (i) Each Benefit Plan has been established, documented, maintained, registered (if applicable), amended (if applicable), funded, administered, and invested in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, and (ii) each Acquired Company and each other Person (including the PEO) has properly performed in all material respects all of its duties and obligations (whether arising by operation of Law, by agreement or otherwise) under or with respect to such Benefit Plan. No Acquired Company or, to the Knowledge of the Company, any other Person (including the PEO) has breached any fiduciary duty or obligation imposed upon it by ERISA or any other applicable Law with respect to any Benefit Plan. No prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) has occurred or, to the Knowledge of the Company, is threatened or about to occur with respect to any Benefit Plan. No Acquired Company has received written notice that it has incurred any assessed but not yet paid, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which any Acquired Company, the Purchaser or any of their respective Affiliates could incur, any material penalty, liability, fine, or Lien under ERISA, the Code or any other applicable Law with respect to any Benefit Plan. No Acquired Company has incurred (whether or not assessed), and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which any Acquired Company could incur, any assessable payment, penalty, Tax or liability under Section 4980D, 4980H, 5000, 6721 or 6722 of the Code. None of the Sellers, any Acquired Company or, to the Knowledge of the Company, any PEO has in the last two (2) years, received any notice from any Person questioning or challenging the compliance of any Benefit Plan with its terms or applicable Law.

(f) (i) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code; (ii) each such Benefit Plan is the subject of a current, unrevoked favorable determination letter from the IRS (or, in the case of a prototype, volume submitter or other pre-approved plan, can rely on a current, unrevoked favorable opinion or advisory letter) issued by the IRS as to such Benefit Plan’s qualified status under the Code; and (iii) nothing has occurred (or failed to occur), and no facts or circumstances exist, that could adversely affect the qualified status of any such Benefit Plan or the exempt status of its related trust.

(g) Each Benefit Plan that provides, in any part, nonqualified deferred compensation that is subject to Section 409A of the Code satisfies the documentary and operational requirements of Section 409A(a)(2), 409(A)(a)(3), and 409A(a)(4) of the Code and all applicable guidance issued thereunder (and has satisfied such requirements in for the entire period during which Section 409A of the Code has applied to such Benefit Plan), and no additional Tax or interest under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by any participant or beneficiary in any such Benefit Plan. No amounts have been includable (or could reasonably be expected to be includable) in the gross income of any participant in any Benefit Plan that is subject to Section 457A of the Code by reason of such section, and no additional Tax under Section 457A(c) of the Code has been or could reasonably be expected to be incurred by any participant or beneficiary in any such Benefit Plan. No Acquired Company has any obligation or commitment (whether or not under a Benefit Plan) to reimburse, “gross up,” indemnify or otherwise compensate any individual for any Taxes or interest imposed under Section 409A, 457A or 4999 of the Code.

(h) All Employee data reasonably necessary to administer each Benefit Plan, but not the names of individual Employees, has been made available by the Acquired Companies to the Purchaser, or is otherwise in the possession of the Acquired Companies and/or their agents, and is true, correct and complete in all material respects as of the date hereof.

(i) All contributions, premiums and other payments due or required to have been paid to (or with respect to) the Benefit Plans by the Acquired Companies (or with respect to current or former employees or other service providers of the Acquired Companies) on or before the Closing Date have been timely paid in accordance with the terms of such Benefit Plans and applicable Law or, if incurred or accrued prior to the Closing Date but not due or required to be paid until after the Closing Date, have been fully accrued for on the Most Recent Balance Sheet in accordance with IFRS or paid.

(j) No claim (other than routine, uncontested claims for benefits) or other Action is pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Benefit Plan, nor is there any basis for any such claim or Action. No Benefit Plan is (or during the last 6 years has been) the subject of any audit, examination, investigation or other Action, directly or indirectly, by any Governmental Authority or a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and, to the Knowledge of the Company, no such audit, investigation or Action is contemplated or under consideration by any Governmental Authority.

(k) Subject to any notice requirements arising pursuant to the terms of any Benefit Plan, the terms of any Contracts related thereto or applicable Law, and except to the extent prohibited by applicable Law, each Benefit Plan (or, with respect to any Benefit Plan that is a PEO Benefit Plan, the Acquired Companies’ participation therein) can be terminated by the Acquired Companies at any time without penalty, cost, expense or Liability to any Acquired Company or such Benefit Plan, other than routine, immaterial administrative expenses of the termination and other than benefits accrued under such Benefit Plan as of the effective date of termination. No Acquired Company has promised or represented to any Person, including any Employee, officer or director thereof, that it will provide such Person with any particular benefit (other than as may be set forth in the employment Contracts listed on Section 3.13(c) of the Disclosure Schedule or in the sample employee Contracts that have been made available to the Purchaser) or maintain any particular Benefit Plan (other than benefits required to be provided by applicable Law).

(l) None of the Benefit Plans, insurance contract relating thereto, or any other agreement affecting any Benefit Plan require or permit a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement, or require additional premiums or payments on termination of the Benefit Plan.

(m) Other than as set out in Section 3.14(m) of the Disclosure Schedule, none of the Benefit Plans provide death, medical, disability or other welfare benefits beyond retirement or other termination of service to current or former Employees or other service providers of the Acquired Companies or to their spouses, domestic partners, beneficiaries or dependents (and no Acquired Company or Benefit Plan has any obligation to contribute toward the cost of any such benefits), other than as required by applicable Law or in circumstances where an employee is terminated while receiving disability benefit coverage and is entitled to continued receipt of benefits for the period of disability.

3.15 Compliance with Laws; Permits.

(a) Each Acquired Company has at all times during the prior 5 years complied with, and is currently in compliance with, all applicable Laws in all material respects. The Acquired Companies own, hold or possess all material permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Authority or any other Person (collectively, the “Permits”) which are required for the conduct of the Acquired Companies’ business and the ownership, use or occupancy of the Acquired Companies’ assets, all of which such Permits are identified on Section 3.15(a) of the Disclosure Schedule. The Acquired Companies are in compliance with all terms and conditions of all Permits in all material respects and all such Permits are in full force and effect. No Acquired Company has received any notification from any Governmental Authority or other Person (i) asserting that any Acquired Company is not in compliance with any Law or Permit or (ii) threatening to revoke any material Permit owned or held by the Acquired Companies. No Acquired Company has certified, represented or otherwise indicated (either orally or in writing) to any Person, including any Governmental Authority, that it is a woman- or minority-owned business, small business or any other designation that entitles any Acquired Company to a favored status or benefits.

(b) Except as set forth on Section 3.15(b) of the Disclosure Schedule, no Acquired Company has applied for or received any loan or similar advance under the CARES Act, including any Economic Injury Disaster Loan or any loan under the Paycheck Protection Program thereunder (any such loan or advance, a “CARES Act Loan”). Section 3.15(b) of the Disclosure Schedule sets forth (i) the original amount of any CARES Act Loan received by any Acquired Company, (ii) the proceeds of any CARES Act Loan used by the Acquired Companies as of the date hereof, including a description of the use of such proceeds, amounts, and dates of such use, (iii) the outstanding amount (if any) of any CARES Act Loan as of the date hereof and (iv) the portion of any CARES Act Loan (if any) that has been forgiven as of the date hereof. A true, complete and correct copy of any CARES Act Loan application, all of the CARES Act Loan documents, all supporting documentation and any CARES Act Loan forgiveness application(s) delivered to the lender(s) under any CARES Act Loan have been made available to Purchaser. The entirety of any CARES Act Loan received by the Acquired Companies has been forgiven as of the date set forth on Section 3.15(b) of the Disclosure Schedule, and no Acquired Company has any Liability with respect thereto. Any proceeds received by the Acquired Companies in respect of a CARES Act Loan (A) were deposited into a segregated account not subject to Liens of any other lender of the Acquired Companies and (B) have been obtained, administered and used only in accordance with the requirements of applicable Law.

3.16 Environmental Matters. The Acquired Companies are, and have been, in compliance in all material respects with all applicable Environmental Laws, including any Permits required thereunder for the operation of the business of the Acquired Companies and the occupation of the facilities of the Acquired Companies. No Acquired Company has received any notice, report or other information regarding any actual or alleged material violation of, or material Liability under, Environmental Laws and there are no actions, suits, proceedings, orders investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting the Acquired Companies relating to Environmental Laws. No Acquired Company has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any material Liability of any other Person relating to Environmental Laws. No Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any substance, or owned or operated any property or facility contaminated by any substance, in each case so as to give rise to any material Liabilities of the Acquired Companies under any Environmental Laws. The Company has provided to Purchaser copies of all material environmental, health or safety reports, audits, assessments, and investigations, and any other material environmental, health or safety documents, related to the facilities or operations of the Acquired Companies, that are in the possession, custody, or reasonable control of any Seller or the Acquired Companies.

3.17 Regulatory Compliance.

(a) None of the Acquired Companies, or to the Knowledge of the Company, their Representatives, have in the past 5 years:

(i) violated any applicable Anti-Corruption Laws;

(ii) violated any applicable Anti-Money Laundering Laws;

(iii) violated any applicable Trade Laws;

(iv) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage;

(v) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Laws; or

(vi) been the subject of current, pending, or, to the Knowledge of the Company, threatened investigation, formal or informal inquiry or enforcement proceedings for violations of Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Laws or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Laws.

(b) None of the Acquired Companies or, to the Knowledge of the Company, their Representatives is currently a Person that (i) has been or is designated on any list of any U.S. or Canadian Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s (the “State Department”) Debarred List, or has been or is listed under any regulations under the Canadian Trade Laws (ii) has participated in any transaction involving such designated person or entity, or any country that is subject to U.S. sanctions administered by OFAC or Canadian sanctions unless permissible under applicable Law, (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable Canadian or U.S. export control or economic sanctions laws, regulations or orders administered by OFAC, the Commerce Department, the State Department, or Global Affairs Canada, unless permissible under applicable Law or (iv) has participated in any export, reexport or transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, as applicable, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation, unless permissible under applicable Law.

(c) Each of the Acquired Companies:

(i) conducts commercially reasonable (in light of the business and markets in which the Acquired Companies operate) risk assessments in order to understand the nature and extent of its exposure to risks of breaches of Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Laws; and

(ii) instituted commercially reasonable (in light of the business and markets in which the Acquired Companies operate) proportionate risk-based policies and procedures in order to prevent violations of Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Laws.

(d) Without limiting the foregoing, no Acquired Company has received any written notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of Trade Laws.

(e) No holder of Equity Interests of any Acquired Company is a Government Official.

3.18 Affiliate Transactions. Except as set forth on Section 3.18 of the Disclosure Schedule, no Seller or any officer, director, Employee or Affiliate of the Acquired Companies or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, (a) is a party to any agreement, contract, commitment or transaction with the Acquired Companies, (b) is an Employee, Independent Contractor, competitor, creditor, debtor, customer, distributor, supplier or vendor of the Acquired Companies (or owns an interest in any of the foregoing),

(a) provides services or resources to the Acquired Companies or is dependent on services or resources provided by the Acquired Companies or (d) has any interest in any property, asset or right used by the Acquired Companies.

3.19 Real Property.

(a) No Acquired Company owns, nor has ever owned any real property.

(b) Section 3.19(b)(x) of the Disclosure Schedule sets forth (A) the address of all leasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (the “Leased Real Property”), and (B) a complete list of all leases, subleases, licenses, concessions (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) and other agreements pursuant to which any Acquired Company holds any Leased Real Property (collectively, the “Leases”). The Company has delivered to Purchaser a true and complete copy of all Leases. Except as set forth on Section 3.19(b)(y) of the Disclosure Schedule: (i) the Leases are in full force and effect, and the Acquired Companies hold a valid and enforceable leasehold interest under each such Lease subject to bankruptcy, insolvency and other similar Laws affecting creditors’ and landlords’ rights generally; (ii) the Acquired Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Lease; (iii) no Acquired Company has assigned any interest under any of the Leased Real Property or sublet or licensed or permitted any other Person to occupy any part of the Leased Real Property; (iv) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein; (v) there are no Liens on the estate or interest created by such Lease; (vi) all Leased Real Property is leased under written Leases; (vii) the Acquired Companies are in compliance in all material respects with the terms of each Lease to which it is a party, and no Acquired Company nor, to the Company’s Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (viii) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not require the consent of any other party to any Leases for any of the Leased Real Property and will not result in a breach of or default under the Leases or otherwise cause any such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (ix) the Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business and operations of the Acquired Companies; (x) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under that Lease which has not been redeposited in full; (xi) no Acquired Company will owe in the future any brokerage commission or finder’s fees with respect to any Lease; and (xii) the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, and all insurance requirements affecting the Leased Real Property.

3.20 Insurance. Section 3.20 of the Disclosure Schedule contains a description of each insurance policy or any other form of insurance maintained by the Acquired Companies with respect to their properties, assets and/or business. No Acquired Company is in breach or default in any material respect with respect to its obligations under any insurance policy it maintains (including with respect to the payment of premiums). With respect to each such policy or form of insurance, there are no claims under such policies as to which any Acquired Company has received notice indicating that coverage has been questioned, denied or disputed by the underwriter(s) of such policies, and no claims have been filed against such policies that have or would materially erode available policy limits. No Acquired Company has received any written notice of cancellation or intent to cancel or notice of increase or intent to increase premiums in any significant respect with respect to such policies. Since inception, the Acquired Companies have maintained insurance coverage reasonably appropriate for the conduct of the business and operations of the Acquired Companies without interruption. The Acquired Companies do not have any self-insurance or co-insurance programs.

3.21 Material Customers and Material Vendors.

(a) Section 3.21(a) of the Disclosure Schedule sets forth each customer of the Acquired Companies responsible for revenue equal to or in excess of $120,000 per year for the years ended December 31, 2024, December 31, 2023 and December 31, 2022 (each, a “Material Customer”), together with the consolidated revenue applicable to each such Material Customer for each such period. No Acquired Company has received any notice from any Material Customer that such Material Customer is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or otherwise adversely change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from the Acquired Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Company, there have been no developments with any Material Customer that may serve as the basis for such Material Customers materially changing their relationship with any Acquired Company.

(b) Section 3.21(b) of the Disclosure Schedule sets forth each of the twenty (20) largest vendors of the Acquired Companies, determined by consolidated disbursements for the years ended December 31, 2024, December 31, 2023 and December 31, 2022 (each, a “Material Vendor”), together with the applicable dollar amount paid to each such vendor for each such period. No Acquired Company has received any notice from any Material Vendor that such Material Vendor is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or otherwise adversely change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services for or to the Acquired Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Company, there have been no developments with any Material Vendor that may serve as the basis for such Material Vendor materially changing its relationship with any Acquired Company.

3.22 Investment Canada Act. The Company is not a “cultural business” within the meaning of the Investment Canada Act (Canada).

3.23 Competition Act. The aggregate value of the assets in Canada that are owned by the Acquired Companies or by any corporations controlled by the Acquired Companies, and the annual gross revenue from sales in or from Canada generated from such assets, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transaction Regulations thereunder do not exceed $93 million.

3.24 No Acceleration of Rights or Benefits. Except as set forth on Section 3.24 of the Disclosure Schedule, (a) no Acquired Company has made or is obligated to make any payment to any Person in connection with the transactions contemplated by this Agreement or any other change of control transaction, and (b) no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement and no Person’s rights or obligations may be modified upon a change of control of any Acquired Company or provide any Person the right to receive payment (including rescission or liquidated damages) upon a change of control of any Acquired Company.

3.25 Officers and Directors; Bank Accounts. Section 3.25 of the Disclosure Schedule lists all officers and directors (or equivalent Persons) of the Acquired Companies and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto and the primary purpose thereof) for the Acquired Companies. Except as set forth on Section 3.25 of the Disclosure Schedule, none of the Acquired Companies possess any financial interest in any non-U.S. foreign financial accounts.

ARTICLE IV.
Representations and Warranties Regarding Sellers

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally on its own behalf and not in respect of any other Seller, hereby represents and warrants to Purchaser that the following representations and warranties are true and correct as of the date hereof, except as set forth in the Disclosure Schedule (subject and after giving effect to the preamble of Article III):

4.1 Organization and Power. If such Seller is an entity (including a trust), such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and such Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

4.2 Authorization; No Breach.

(a) Such Seller’s execution, delivery and performance of the Documents and all other agreements and instruments contemplated hereby to which such Seller is a party has been duly authorized by such Seller and each other Person whose authorization and/or approval is required for such execution, delivery and performance. The Documents and all other agreements or instruments contemplated hereby, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Seller of the Documents and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, does not and shall not (whether with or without the passage of time, the giving of notice or both) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), or (iii) result in a violation of, (A) the Organizational Documents of such Seller (if applicable), (B) any Law to which such Seller is subject, or (C) any material agreement, instrument, order, judgment or decree to which such Seller is subject.

4.3 Title to Acquired Securities. Such Seller owns of record and beneficially all of the Equity Interests of the Company designated as owed by such Seller on Section 3.2(i) of the Disclosure Schedule, and such Seller has good and valid title to such Equity Interests, free and clear of all Liens. Upon delivery to Purchaser at the Closing of certificates, if certificated, representing the Equity Interests of the Company owned by such Seller and/or the applicable duly executed share powers, in each case duly endorsed by such Seller for transfer to Purchaser, good and valid title to such Equity Interests will pass to Purchaser, free and clear of any Liens. Except as set forth on Section 4.2(b) of the Disclosure Schedule, such Seller is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Equity Interests of any Acquired Company or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests of any Acquired Company.

4.4 Litigation. There are no Actions pending or, to the knowledge of such Seller, threatened against such Seller which seeks or would seek to prevent, delay or impede such Seller’s ability to consummate the transactions contemplated by the Documents, nor is such Seller subject to any Order of any court or other Governmental Authority which would reasonably be expected to prevent, delay or impede such Seller’s ability to consummate the transactions contemplated by the Documents.

4.5 Shareholders Agreements. Such Seller is not party to, or affected by, any shareholders’ agreements, voting trust or similar arrangement with respect to the voting or ownership of shares of the Company.

4.6 Tax Residence. Such Seller is a resident of the state or province and country listed on Section 4.6 of the Disclosure Schedule.

4.7 Accredited Investor. Such Seller is either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission as indicated in the questionnaire attached hereto as Exhibit C or within the meaning of National Instrument 45-106, and is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Consideration Shares, or (b) is not a U.S. Person (as defined in Regulation S) and it is acquiring the Consideration Shares in an offshore transaction in reliance on Regulation S or as an “accredited investor” within the meaning of National Instrument 45-106. Such Seller is not an entity formed for the specific purpose of acquiring the Consideration Shares. Economic Risk. Such Seller is able to bear the economic risk of such Seller’s investment in the Consideration Shares for an indefinite period of time because the Consideration Shares have not been registered under the Securities Act or qualified for sale under a prospectus (including under applicable Canadian securities laws) and, therefore, cannot be sold unless subsequently registered under the Securities Act or become qualified for sale under a prospectus or an exemption from such registration or prospectus requirement is available. Investment Intent. The Consideration Shares to be acquired by such Seller pursuant to this Agreement will be acquired for such Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Consideration Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws. No Advertisement. Such Seller is not acquiring the Consideration Shares as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any public seminar or meeting. Future Dilution. Such Seller acknowledges and agrees that there may be additional issuances of equity securities of the Purchaser after the date hereof, and the Consideration Shares may be diluted in connection with any such issuance. Independent Advice. Such Seller has had the opportunity, and has been advised by the Purchaser to consult with such Seller’s tax advisors as to the U.S. federal, state, local and foreign Tax consequences of the transactions contemplated by this Agreement, and fully understands the terms and conditions contained herein. Such Seller is not relying on the Purchaser or any of its Affiliates’, or its and their respective employees, agents or Representatives with respect to the legal, tax, economic, and related considerations of accepting the Consideration Shares.

4.8 No Registration. Such Seller acknowledges and agrees that the Consideration Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Consideration Shares have not been registered under the Securities Act. Such Seller acknowledges and agrees that the Consideration Shares may not be offered, resold, transferred, pledged, mortgaged or otherwise disposed of by such Seller absent an effective registration statement under the Securities Act except (i) to the Purchaser or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Consideration Shares shall contain a restrictive legend to such effect. Such Seller acknowledges and agrees that the Consideration Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, such Seller may not be able to readily offer, resell, transfer, pledge, mortgaged or otherwise dispose of the Consideration Shares and may be required to bear the financial risk of an investment in the Consideration Shares for an indefinite period of time. Such Seller acknowledges and agrees that the Consideration Shares will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act. Such Seller acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge, mortgage or disposition of any of the Consideration Shares. English Language. Such Seller is able to read and understand English. If such Seller has received this Agreement, or any other document related to the Consideration Shares or the transactions contemplated by this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

ARTICLE V.
Representations and Warranties of Purchaser

As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Sellers that the following representations and warranties are true and correct as of the date hereof:

5.1 Organization and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

5.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Purchaser is a party has been duly authorized by Purchaser and each other Person whose authorization and/or approval is required for such execution, delivery and performance. This Agreement and all other agreements contemplated hereby to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of Purchaser enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser do not and shall not (whether with or without the passage of time, the giving of notice or both) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority pursuant to, (A) the Organizational Documents of Purchaser, (B) any Law to which Purchaser is subject, or (C) any material agreement, instrument, order, judgment or decree to which Purchaser is subject.

5.3 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Purchaser is a party or to which Purchaser is subject.

5.4 Litigation. There are no Actions pending or threatened against the Purchaser which seeks or would seek to prevent, delay or impede the Purchaser’s ability to consummate the transactions contemplated by the Documents, nor is the Purchaser subject to any Order of any court or other Governmental Authority which would reasonably be expected to prevent, delay or impede the Purchaser’s ability to consummate the transactions contemplated by the Documents.

5.5 Capitalization. The authorized capital stock of Purchaser consists of an unlimited number ordinary shares, nominal value £0.0001 per share, of which 172,182,769 shares were issued and outstanding as of December 19, 2024. The issuance of the Consideration Shares as consideration in the purchase of the Target Companies will not result in any violation of the Target Companies’ certificate of incorporation or bylaws, or any agreement or instrument to which each Target Company is a party or by which it is bound.

5.6 Consideration Shares. Assuming the accuracy of the representations and warranties set out in Article IV, the Consideration Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and fully paid and free of any Liens or restrictions on transfer other than restrictions on transfer under applicable securities Laws or this Agreement and, with respect to the Lock-up Sellers, the Lock-Up Agreements.

5.7 Securities Laws. All reports (the “SEC Reports”) required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The issuance of the Consideration Shares complies with all NASDAQ continued listing requirements applicable to Purchaser. Purchaser has taken all necessary actions to ensure that the Consideration Shares will be duly authorized, validly issued, fully paid, and non-assessable.

5.8 Tax Matters. Purchaser acknowledges that no representation or warranty is made by the Target Companies or the Sellers herein with respect to the amount or availability in any Tax period (or portion thereof) beginning on or after the Closing Date of any losses, loss carryforwards or other tax attribute of any Acquired Company arising in a Pre-Closing Period. The representation and warranties in Section 3.8 are not intended to serve as a representation to or a guarantee of, nor can they be relied upon for, any Tax position taken on or after the Closing Date.

ARTICLE VI.
Indemnification

6.1 Survival of Representations and Warranties. The representations and warranties of Purchaser and Sellers in this Agreement shall survive the Closing and terminate at 11:59 p.m. Eastern Time on the date that is 18 months following the Closing Date, except (a) that the representations and warranties contained in Section 3.8 (Tax Matters) shall survive the Closing and terminate on the 90th day following the expiration of the applicable statute of limitations and reassessment periods pursuant to applicable Laws with respect to the Liabilities in question (including, for the avoidance of doubt, any extensions thereof) and (b) the Fundamental Representations shall survive the Closing and terminate on the date that is 6 years following the Closing Date. All covenants and agreements set forth herein shall survive the Closing indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided that, in any such case, such representation or warranty shall survive only (i) for the purposes of claims for indemnity with respect to such inaccuracy or breach and not for the purposes of claims for indemnity related to any other inaccuracy or breach, and (ii) until any claim for indemnity with respect to such inaccuracy or breach is resolved.

6.2 General Indemnification.

(a) Indemnification Obligations of Sellers. From and after the Closing, the Sellers (x) with respect to Sections 6.2(a)(i) through 6.2(a)(vi), severally in accordance with each of their respective Pro Rata Shares, and (y) with respect to Section 6.2(a)(vii) and 6.2(a)(viii), severally on behalf of each applicable Seller and not on behalf of any other Seller, hereby agree to indemnify Purchaser and its Affiliates, equityholders, partners, officers, directors, managers, employees, agents, representatives, successors and permitted assigns, which for greater certainty shall include the Acquired Companies from and after the Closing (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred for any Losses, which any such Purchaser Indemnified Party may suffer arising from, relating to or as a result of:

(i) any breach of or inaccuracy in any representation or warranty set forth in Article III (in each case including the Disclosure Schedule) or any certificate furnished to Purchaser by the Acquired Companies or Seller Representative pursuant to this Agreement;

(ii) any breach or nonfulfillment of any covenant or agreement of the Seller Representative under this Agreement;

(iii) all or any portion of the Company Transaction Expenses or Payoff Indebtedness, to the extent not included as a reduction in the Purchase Price;

(iv) all Indemnified Taxes;

(v) the matters set forth on Schedule 6.2(a)(v);

(vi) the Pre-Closing Reorganization, including any Taxes related thereto or arising therefrom;

(vii) any breach of or inaccuracy in any representation or warranty set forth in Article IV (in each case including the Disclosure Schedule) or any certificate furnished to Purchaser by a Seller pursuant to this Agreement; or

(viii) any breach or nonfulfillment of any covenant or agreement of a Seller or the Company under this Agreement; provided that, for greater certainty, the foregoing shall not include any nonfulfillment of the covenant included in Section 7.12.

(b) Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall indemnify Sellers and their successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any Losses which any Seller Indemnified Party may suffer arising from, relating to or as a result of:

(i) any breach of or inaccuracy in any representation or warranty set forth in Article V or any certificate furnished to any Seller by Purchaser pursuant to this Agreement; or

(ii) any breach or nonfulfillment of any covenant or agreement of Purchaser under this Agreement.

(c) Limitations on Sellers’ Indemnification Obligations. Notwithstanding the foregoing, Sellers shall not be required to indemnify the Purchaser Indemnified Parties in respect of any Loss under Section 6.2(a)(i) (i) unless and until the aggregate amount of all Losses subject to indemnification under Section 6.2(a)(i) (other than with respect to Seller Fundamental Representations which, for the avoidance of doubt, shall not reduce the Deductible) exceeds USD$3,500,000 (the “Deductible”), and upon the aggregate amount of all such Losses exceeding the Deductible, the Sellers shall be required to indemnify the Purchaser Indemnified Parties for all such Losses in excess of the Deductible, and (ii) from and after such time that Sellers have made indemnification payments under Section 6.2(a)(i) (other than with respect to Seller Fundamental Representations which, for the avoidance of doubt, shall not count towards the General Cap) that in the aggregate are equal to or in excess of USD$6,500,000 (the “General Cap”). Further, the Sellers’ liability for any and all Losses that are subject to indemnification pursuant to Section 6.2(a) shall be limited: (x) in the aggregate to USD$13,000,000 (the “Overall Cap”) and (y) for any Seller to such Seller’s Pro Rata Share of the Overall Cap actually received by such Seller, as the case may be. Notwithstanding anything herein to the contrary, (i) the Deductible and the General Cap shall not apply to Losses to the extent such Losses arise from a breach or inaccuracy of a Seller Fundamental Representation, (ii) none of the Deductible, the General Cap or the Overall Cap shall apply to Losses to the extent such Losses arise from claims for Fraud, (iii) neither the Deductible nor the General Cap shall apply in any claim for indemnification pursuant to Sections 6.2(a)(ii) through 6.2(a)(viii), and (iv) in no event will any Seller have any liability as a result of Fraud on the part of any other Seller(s) or the Company in respect of which the first Seller had no actual knowledge, and the Purchaser Indemnified Parties shall not seek indemnification from any Seller for Fraud of another Seller or the Company (for which such Seller had no actual knowledge). Notwithstanding anything to the contrary herein, the liability of a Dragged Seller pursuant to this Agreement shall not exceed such Dragged Seller’s Pro Rata Share of the Purchase Price actually received by such Dragged Seller. In the event of any Loss for which the Sellers are required to indemnify the Purchaser Indemnified Parties in an aggregate amount greater than the aggregate Purchase Price actually received by all Sellers, then (i) the amount of such Loss equal to the aggregate Purchase Price actually received by all Sellers shall be allocated among the Sellers in accordance with this Section 6.2(c), and (ii) the amount of such Loss which exceeds the amount dealt with in accordance with the preceding Section 6.2(c)(i) shall be the responsibility of the Non-Dragged Sellers, on a several, and not joint and several, basis, with the liability for each Non-Dragged Seller calculated based on such Non-Dragged Seller’s Pro Rata Share as if the Pro Rata Share were recalculated to exclude the Dragged Sellers.

(d) Limitations on Purchaser’s Indemnification Obligations. Notwithstanding the foregoing, (i) Purchaser shall not be required to indemnify the Seller Indemnified Parties in respect of any Loss under Section 6.2(b)(i) (A) unless and until the aggregate of all Losses subject to such indemnification (other than with respect to Purchaser Fundamental Representations) exceeds the Deductible and (B) in excess of the General Cap and (ii) Purchaser’s liability for any and all Losses that are subject to indemnification pursuant to Section 6.2(b)(ii) shall be limited in the aggregate to the Purchase Price (the “Purchaser Cap”). Notwithstanding anything herein to the contrary, the Deductible and the General Cap shall not apply to Losses to the extent such Losses arise from a breach or inaccuracy of a Purchaser Fundamental Representation, and none of the Deductible, the General Cap or the Purchaser Cap shall apply to Losses to the extent such Losses arise from claims for Fraud, and, for the avoidance of doubt, neither the Deductible nor the General Cap shall apply in any claim for indemnification pursuant to Section 6.2(b)(ii).

6.3 Manner of Payment. Any indemnification of the Seller Indemnified Parties pursuant to Section 6.2 shall be effected by, upon final determination of a claim for indemnifiable Losses, the Purchaser transferring to the applicable Seller Indemnified Parties ownership of the number of shares of ordinary shares in the capital of the Purchaser that represent the amount of such indemnifiable Losses, at a price per share equal to USD$3.00. Any indemnification of the Purchaser Indemnified Parties shall be affected by the reclassification as Deferred Shares of the number of Consideration Shares issued to the applicable Seller that is equal to the quotient of: (i) the total amount of Losses indemnifiable by such Seller; divided by (ii) USD$3.00, rounded to the nearest full share. Any reclassification of Consideration Shares as Deferred Shares in accordance with this Section 6.3 shall be by notice served on the Seller Representative by the Purchaser and each Seller agrees that the provisions of article 7 of the articles of the association of the Purchaser shall apply to allow such conversion.

6.4 Third Party Claims. Any Person making a claim for indemnification under this Section 6.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that any such notice required to be provided to Sellers as Indemnitors pursuant hereto shall be delivered to Seller Representative; provided further that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor (or to the extent the Indemnitor is a Seller, Seller Representative) shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor (or to the extent the Indemnitor is a Seller, Seller Representative) assuming control of such defense it shall, within 30 days of its receipt of an indemnification claim, first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification; and provided, further, that:

(a) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor or Seller Representative, as applicable, effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(b) the Indemnitor or Seller Representative, as applicable, shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and the Indemnitor shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to the Indemnitee’s future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor or Seller Representative, as applicable, failed or is failing to vigorously prosecute or defend such claim; (6) the claim is with respect to Taxes, (7) the Indemnitee reasonably believes that the Indemnitor lacks the financial resources to satisfy any Losses relating to the claim, or (8) the claim for indemnification would reasonably be expected to result in greater liability to the Indemnitee than the Indemnitor, taking into account the Deductible and other limitations on indemnification herein;

(c) if the Indemnitor or Seller Representative, as applicable, shall control the defense of any such claim, such Person shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and

(d) if the Indemnitor or Seller Representative, as applicable, is not entitled to, or does not, assume control of such defense pursuant to the preceding provisions of this Section 6.4, the Indemnitee shall control such defense without waiving any right that the Indemnitee may have against the Indemnitor for indemnification pursuant to this Section 6.4.

6.5 Direct Claims. Notwithstanding anything herein to the contrary, any claim by an Indemnitee for indemnification not involving a third party claim may be asserted by giving the Indemnitor written notice thereof; provided that any such notice required to be provided to Seller as Indemnitor pursuant hereto shall be delivered to Seller Representative. If the Indemnitor or Seller Representative (as applicable) does not notify the Indemnitee within 30 calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed an immediately due and payable obligation of the Indemnitor hereunder.

6.6 Insurance. If the amount of Losses incurred by an Indemnitee at any time subsequent to the making of an indemnity payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other Person, the Indemnitee shall promptly repay to the Indemnitor the amount of the reduction (less any reasonable costs and expenses (including Taxes)). Each Indemnitee shall use commercially reasonable efforts to recover from insurance policies in respect of any such Losses.

6.7 Types of Losses. Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be entitled to be indemnified pursuant to this Agreement for any Losses arising from, relating to or as a result of punitive damages except to the extent such punitive damages are actually awarded to a third party in an action brought against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

6.8 Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach of any representation or warranty and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word were deleted from such representation and warranty).

6.9 Waiver. Sellers will not make, and irrevocably waive any right to make, any claim for indemnification against the Acquired Companies with respect to any Action brought by Purchaser against Sellers under this Agreement by reason of the fact that such Seller was a director, officer, employee, or agent of any Acquired Company or was serving at the request of any Acquired Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, including any advancement thereof, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).

6.10 Adjustment to Purchase Price. All payments made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.11 Exclusive Remedy. Subject to Section 7.3 and Section 10.4, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty or covenant set forth herein or in any schedule or certificate delivered in connection herewith shall be pursuant to the indemnification provisions set forth in this Article VI. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall limit or otherwise negatively affect any of the rights or remedies of the Seller Representative Group (as defined hereunder) with respect to Sellers pursuant to Section 10.1 or otherwise.

6.12 Duty to Mitigate. Each Indemnitee agrees to take all commercially reasonable actions to mitigate all Losses and to timely make and diligently pursue any claims for insurance and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder, with all mitigation costs to be included in the amount of Losses arising under the applicable indemnified claim. For greater certainty, this Section 6.12 shall not require the Purchaser Indemnified Parties to terminate, amend or vary any Contracts with customers of the Business to which the Purchaser or any of its Affiliates (including any of the Acquired Companies) are a party, or take any action against any counterparties thereto.

6.13 Double Claims. No Indemnitee shall be entitled to recover a Loss from any Indemnitor under this Article VI more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).

6.14 Special Rule for Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, orders of recovery, disclaimers of reliance or omissions or any similar limitations or disclaimers (including, for the avoidance of doubt, in this Article VI)), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Purchaser Indemnified Parties’ or Seller Indemnified Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

ARTICLE VII.
Covenants

7.1 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VI). Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Companies.

7.2 Confidentiality. From and after the Closing until the date that is five (5) years following the Closing Date, each Seller shall treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except in connection with this Agreement. In the event that a Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal;

provided, however, that such Seller shall use such Seller’s commercially reasonable efforts to obtain, at the reasonable request of Purchaser and at Purchaser’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. Upon consummation of the transactions contemplated by this Agreement, Sellers shall, and shall cause their respective Affiliates, advisors, agents and representatives to deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of such Confidential Information which are in such Seller’s possession or under such Seller’s control. For greater certainty, “Confidential Information” for the purposes of this Section 7.2 shall not include any information that is reasonably relevant to the current investment or future investment decision of any limited partner, co-investor or prospective limited partner or co-investor of a venture capital, private equity or similar fund managed by a Party (or Affiliate thereof), provided that such persons undertake to maintain the confidentiality of it and are strictly limited in their use of the such information for the purpose of making an investment decision in or with respect to that Party or Affiliates of that Party.

7.3 Tax Matters.

(a) Preparation of Tax Returns. Purchaser shall prepare, or cause to be prepared, at the sole cost and expense of the Sellers, all Tax Returns required to be filed by the Acquired Companies after the Closing Date with respect to any Pre-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with (i) applicable Law, and (ii) the past practices and procedures of the Acquired Companies. The Acquired Companies shall not make an election under subsection 256(9) of the ITA in respect of any Pre-Closing Tax Period. With respect to any such Tax Return relating to income Taxes of the Acquired Companies or reflecting a material Tax liability for which the Sellers would have an indemnification obligation pursuant to this Agreement, Purchaser shall submit a draft of such Tax Return to the Seller Representative (together with drafts of any schedules, statements and, to the extent requested by the Seller Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If the Seller Representative objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify the Purchaser in writing that it so objects, specifying with reasonable particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Purchaser and the Seller Representative shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If the Purchaser and the Seller Representative are unable to reach such agreement within 10 days after receipt by the Purchaser of such notice, the disputed items shall be resolved by the Independent Accounting Firm and any determination by the Independent Accounting Firm shall be final. The Independent Accounting Firm shall resolve the Disputed Items within 10 days of having the item referred to them pursuant to such procedures as it may require. If the Independent Accounting Firm are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Purchaser and then amended to reflect the Independent Accounting Firm’s resolution. The costs, fees and expenses of the Independent Accounting Firm (and the cost of amending such returns) shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand. The preparation and filing of any Tax Return of the Acquired Companies that does not relate to any Pre-Closing Tax Period shall be exclusively within the control of the Purchaser.

(b) Straddle Period Allocation. For purposes of calculating the Tax liability of the Acquired Companies for any taxation year or period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any Tax that is allocable to the portion of such Straddle Period ending at the close of business on the Closing Date shall be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be an amount equal to the product of such Taxes for the entire Straddle Period and a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of Taxes other than those described in clause (i) above, determined from the books and records of the Acquired Companies as though the taxation year or period of such Persons terminated at the close of business on the Closing Date. Consistent with the foregoing, in the case of any items of income, gain, deduction, loss or credit for non-Canadian federal and applicable state income Tax purposes attributable to the Acquired Companies for a Straddle Period (including for purposes of allocating the liability for Taxes imposed with respect to the income of the Acquired Companies under sections 951 and 951A of the Code for purposes of this Agreement), the parties shall cooperate to cause the Acquired Companies to allocate such items based on its books and records as though its taxable year terminated at the close of business on the Closing Date.

(c) Cooperation. Subject to Section 7.3(d), the Purchaser, the Acquired Companies and Seller Representative (on behalf of Sellers) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto agree to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority. Notwithstanding anything to the contrary in this Agreement, Seller Representative shall have no obligation to prepare or file any Tax Returns.

(d) Audits and Examinations. Notwithstanding anything else contained herein, after the Closing, the Purchaser shall have the exclusive authority to control any audit or examination of Taxes relating to the Acquired Companies. Subject to the foregoing, the Purchaser shall (and shall cause the Acquired Companies to) allow the Seller Representative to participate at the Seller Representative’s expense (on behalf of the Sellers) in any audits or examinations of Taxes to the extent that such audits or examinations could require the Sellers to make a payment under this Agreement. The Purchaser shall not (and shall not permit any Acquired Company to) settle any such audit or examination in a manner which would cause the Sellers to become obligated to pay any material amount under this Agreement, without the prior written consent of the Seller Representative, which consent shall not unreasonably be withheld, conditioned or delayed. So long as any Pre-Closing Tax Periods of an Acquired Company remain open for an assessment of Tax, the parties shall notify the other in writing within 15 Business Days after receipt of written notice of: (a) any pending or threatened audit or assessment with respect to Taxes of an Acquired Company relating to any Pre-Closing Tax Period; and (b) any pending or threatened audit or assessment with respect to Taxes of an Acquired Company that could reasonably be expected to affect Tax liabilities for any Pre-Closing Tax Period; provided, that failure to provide such notice shall not affect the indemnification obligations of the parties pursuant to this Agreement.

(e) Tax-sharing Agreements. All Tax sharing agreements or other similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

7.4 Record Retention and Access. In connection with any other reasonable business purpose (including the preparation and defense of financial statements and Tax Returns), for a period of 6 years after the Closing, the Purchaser shall, and shall cause the Acquired Companies to, subject to the foregoing provisions of this Section 7.4 use commercially reasonable efforts to:

(i) retain the Acquired Companies’ respective documents, books and records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with their prior practices; and

(ii) upon reasonable notice, afford the Sellers and their Representatives reasonable access to (including the right to make, at such Sellers’ expense, photocopies of), during normal business hours, such documents, books and records in connection with any reasonable business purpose; provided such access does not unreasonably interfere with the normal business operations of the Purchaser or any Acquired Company and is permissible under applicable Law.

(b) For greater certainty, the right of the Sellers in this Section 7.4(a) shall not (x) apply to information subject to an attorney-client or other privilege or (y) cause the Purchaser or any Acquired Company or any of their respective Affiliates to violate any applicable legal or confidentiality obligations (it being understood that the parties will work together in good faith to allow for disclosure of such information in a manner that does not result in the events set out in the foregoing clauses (x) and/or (y)).

7.5 Tail Policies. Prior to or at the Closing, in accordance with Section 2.1(i), the Sellers and/or the Company shall cause the Acquired Companies to obtain as of the Closing Date prepaid “tail” insurance policies providing directors’, officers’ and manager’s coverage with a claims period of at least 6 years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, officers and managers covered thereby, in each case for the benefit of those Persons who are covered by the Acquired Companies’ directors’, officers’ and managers’ liability insurance policies as of the date hereof or at the Closing and with respect to claims arising out of or relating to events which occurred at or prior to the Closing (including in connection with the transactions contemplated by this Agreement).

7.6 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Purchaser determines. Purchaser and the Company will consult with one another concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated hereby, and the Purchaser will have the right to be present for any such communication.

7.7 Disclosure of Personal Information.

(a) The Parties confirm that Personal Information that a Party receives from one of the other Parties in connection with this Agreement prior to Closing (“Disclosed Personal Information”) is necessary for the purposes of determining whether to proceed with the transactions contemplated by this Agreement and, if the determination is made to proceed with the transactions, to complete them. At all times, Purchaser shall protect all Disclosed Personal Information using security safeguards appropriate to the sensitivity of the information. Prior to Closing, Purchaser shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Following the consummation of the transactions contemplated by this Agreement, the Parties (i) shall not use or disclose the Disclosed Personal Information for any purposes other than those for which the information was initially collected, unless additional consent is obtained, or as otherwise permitted or required by applicable Laws; (ii) shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information. Notwithstanding the foregoing, nothing shall prevent the Company or the Purchaser, following Closing, from using Disclosed Personal Information for the purposes for which the information was initially collected (unless additional consent is obtained or as otherwise permitted or required by applicable Laws) and protecting such information using the methods currently used by the Company. If the transactions contemplated by this Agreement do not proceed, Purchaser shall return to the

Company or, at the Company’s request, securely destroy the Disclosed Personal Information within a reasonable period of time. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall prohibit or otherwise apply to Seller Representative disclosing any Disclosed Personal Information or other information to the Seller Representative Group.

(b) Where applicable Privacy Laws require impacted individuals to be notified of the transaction, either the Purchaser or the Company shall, within a reasonable time after the transaction is completed, notify individuals that the transaction has been completed and that their Personal Information has been disclosed.

7.8 Sellers’ Covenants. The Sellers agree that, from the date of this Agreement, none of the Sellers or any person acting on behalf of the Sellers will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge (except as collateral to any financing source in the ordinary course) or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Consideration Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Purchaser, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing.

7.9 Conduct of Business Prior to Closing – Positive Covenants. During the period from the date of this Agreement to the Closing, except as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, in respect of the Pre-Closing Reorganization) or with the prior written consent of the Purchaser, the Acquired Companies will:

(a) conduct themselves in the Ordinary Course of Business, except as required by this Agreement;

(b) use best efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Companies and preserve the rights, franchises, goodwill and relationships of their Employees, contractors, customers, lenders, suppliers, distributors and others having business relationships with the Acquired Companies;

(c) promptly advise the Purchaser in writing of any fact or any change in the business, operations, affairs, assets, Liabilities, capitalization, financial condition or prospects of the Acquired Companies that would reasonably be expected to result in any of the conditions precedent of the Purchaser set out in Section 2.3 not being met prior to the Outside Date;

(d) comply with all Laws affecting the operation of the Business and pay all required Taxes when due;

(e) continue in force all existing policies of insurance presently maintained by the Acquired Companies and maintain insurance on all the assets of the Acquired Companies at least to the levels as they are insured on the date of this Agreement;

(f) pay and discharge all Liabilities or obligations of the Acquired Companies in the Ordinary Course of Business consistent with past practice, except for such Liabilities or obligations as may be contested by the Acquired Companies in good faith;

(g) make best efforts to keep available the services of present officers, Employees, contractors, agents and other personnel of the Acquired Companies and to pay their wages, fees and benefits in the Ordinary Course of Business up to and including the Closing Date;

(h) conduct the Business in such a manner that on the Closing Date such representations and warranties in Article III shall be true, correct and complete as if they were made on and as of such date; and

(i) use best efforts to obtain duly executed and enforceable counterpart signature pages to the Documents, and to deliver same together with all other deliverables provided for in Section 2.1.

7.10 Conduct of Business Prior to Closing – Negative Covenants. During the period from the date of this Agreement to the Closing, except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Acquired Companies will not:

(a) take or omit to take any action that would reasonably be expected to result in a Material Adverse Effect;

(b) take or omit to take any action, as a result of which action or omission any of the representations and warranties in Section 3.6 would become untrue;

(c) acquire or agree to acquire, directly or indirectly, in any manner (whether by merger, amalgamation, consolidation, equity purchase, asset purchase, or otherwise) any other Person or business;

(d) terminate the employment or services of any director, officer, manager, Employee or contractor;

(e) hire any new Employee or otherwise engage any new contractors, interns or volunteers;

(f) adopt any amendments to the Organizational Documents of any Acquired Company;

(g) sell, license, lease, assign, grant interests in, transfer, abandon, fail to renew, or otherwise dispose of any assets of the Acquired Companies;

(h) liquidate or dissolve any of the Acquired Companies;

(i) (i) enter into any contract or other arrangement that would constitute a Material Contract, (ii) amend or modify any Material Contract (other than in the Ordinary Course of Business, to exercise renewals in the Ordinary Course of Business prior to the expiration of such Material Contract), (iii) waive any material benefits under any Material Contract or grant any consent or release in respect of any matters related to any Material Contract, (iv) terminate (either partially or completely) or cancel any Material Contract (other than terminations in the Ordinary Course of Business upon the expiration of such Material Contract or as otherwise contemplated by this Agreement); or (v) cause or permit any acceleration of any material terms under any Material Contract;

(j) impose or permit to exist any new Lien (other than Permitted Liens) upon any assets of the Acquired Companies, whether tangible or intangible;

(k) make any change in accounting principles by the Acquired Companies, except as required by applicable Law or IFRS;

(l) make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment, waive or agree to extend the statute of limitations for the assessment of any Tax, surrender any right to claim a refund of Taxes or otherwise take any similar action;

(m) declare, set aside or pay any dividend or make any other distribution with respect to shares or other Equity Interests in the capital of the Acquired Companies (whether in cash or in kind);

(n) issue any Equity Interests or securities exercisable, convertible or exchangeable into Equity Interests to any Person;

(o) incur any Indebtedness; or

(p) authorize or enter into any agreement, contract or commitment to do any of the foregoing or authorize, take or agree to take (or fail to take) any action with respect to the foregoing.

7.11 Consideration Shares Trading Restrictions. Each Seller hereby agrees and undertakes with the Purchaser that it shall not dispose of any Consideration Shares on any one day to the extent such sales in respect of all Sellers are in aggregate on that day more than 5% of the total volume of shares of the Purchaser traded in the market as shown on the NASDAQ online platform. In addition, each Seller agrees and undertakes with the Purchaser that it shall not directly or indirectly engage in or facilitate (either through the provision of Consideration Shares on loan to a third party or otherwise) in the short selling of shares in the Purchaser.

7.12 Financial Statements. The Acquired Companies shall deliver to the Purchaser and Parent as promptly as reasonably practicable (and in any event within 45 days) following the date of this Agreement, the 2024 Audited Financial Statements, such other financial statements or similar reports required to be included in in any report or other filings to be made or furnished by the Acquired Companies with the SEC in connection with the transactions contemplated in this Agreement, in each case, prepared in accordance with Section 3.4(a) of this Agreement.

7.13 Employee Incentive Grants. As soon as reasonably practicable following the Closing, the Purchaser shall grant stock options (or similar securities) exercisable for an aggregate of 3,098,270 ordinary shares in the capital of the Purchaser to the individuals set forth on Schedule 7.13. Such stock options (or similar securities) will have an exercise price of $0.01 USD per share and, provided that the grantee is still employed by the relevant Target Company or Subsidiary at the time, such grantee’s options will be fully vested and exercisable as of the first anniversary of the grant date; provided that, notwithstanding the foregoing, the Parties shall, at the time of such grants, agree on the most advantageous manner in structuring the terms of the grants (including from a Tax perspective).

7.14 Registration. Following the completion of the Purchaser’s audited financial statements for the year ended December 31, 2024, the Purchaser will take commercially reasonable steps to prepare and file a registration statement under the Securities Act in respect of the Consideration Shares for trading on the NASDAQ.

ARTICLE VIII.
Termination

8.1 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a) by the mutual written agreement of the Purchaser and the Company, on behalf of the Sellers;

(b) by the Purchaser, if the Company or any Seller breaches any of the Company’s or such Seller’s representations, warranties or covenants contained in this Agreement, as the case may be, such that the conditions set forth in Section 2.3 are incapable of being satisfied, provided that the Purchaser is not then in breach of this Agreement such that any condition in Section 2.4 is incapable of being satisfied on or before the Outside Date;

(c) by the Purchaser if the Closing Date shall not have occurred or on before the Outside Date, except that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Purchaser, if the Purchaser’s failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur by the Outside Date; or

(d) by either the Purchaser or the Company if, after the date of this Agreement, there shall be enacted or made applicable any Law or Order that prohibits or makes illegal the consummation of the transactions contemplated by the Documents, and in the case of an order, such order shall have become final and non-appealable, in each case, with immediate effect upon delivery of written notice of termination (subject to any time periods provided above) or upon entering into a mutual agreement, as the case may be.

8.2 Effect of Termination. If this Agreement is terminated by the Company or the Purchaser under this Article VIII, all further rights and obligations of the Parties under this Agreement shall terminate immediately except: (a) in respect of any breach of this Agreement arising prior to such termination, and (b) that the provisions of Article VIII (Termination), Section 7.2 (Confidentiality), Section 10.1 (Seller Representative) (to the extent set forth therein), Section 10.3 (Fees; Expenses) and Section 10.13 (Governing Law) shall survive such termination and continue in full force and effect.

ARTICLE IX.
Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Acquired Companies” means GroupBy, GroupBy International, GroupBy USA Inc. and GroupBy UK Ltd.

“Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, suit, proceeding, audit, investigation, arbitration, mediation, order, claim or charge.

“Advisory Group” has the meaning set forth in Section 10.1(d).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided that for any Seller that is a venture capital, private equity or similar fund, “Affiliate” will not include any portfolio company of such Seller or such Seller’s Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial); including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; including the Canada Corruption of Foreign Public Officials Act, the Criminal Code, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including financial recordkeeping and reporting requirements, such as, without limitation, the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada), the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions where the Acquired Companies conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Authorized Action” has the meaning set forth in Section 10.1(c).

“Benefit Plan” means all written and unwritten, registered or unregistered, insured or self-insured, qualified or unqualified pension plans, retirement savings plans or arrangements, savings bonds plans, group insurance plans (including coverage for life insurance, accidental death and dismemberment, disability, health care, welfare, dental care and medical travel insurance benefits), cafeteria health and dependent care reimbursement arrangements, termination pay (other than as required by applicable Law), supplemental unemployment benefits (other than as required by applicable Law), bonus plans, incentive plans, profit sharing plans, change of control payments, retirement compensation plans, stock option plans, agreements providing for stock option awards, share purchase plans, share appreciation plans, and all other plans, programs, policies, practices, schemes, agreements and arrangements (including any “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and including any benefit or compensation entitlements set forth in the terms of any employment or Independent Contractor Contracts, other than salary, wage, standard service fees or other entitlements required by applicable employment standards legislation) that are, in each case: (i) offered to current or former employees, officers or directors of the Acquired Companies, or other Persons who are receiving remuneration for work or services provided to any Acquired Company who are not employees (or any spouses, dependents, survivors or beneficiaries of such Persons), including Independent Contractors and other service providers of any Acquired Company and employees of any PEO, (ii) maintained, sponsored or funded by or on behalf of any Acquired Company; or (iii) under, or with respect to, which any Acquired Company has, or could reasonably be expected to have, any liability or contingent liability (including any liability by reason of an ERISA Affiliate), and specifically includes all PEO Benefit Plans, but, for the avoidance of doubt, “Benefit Plans” shall not include any statutory plans or statutory payments to which any Acquired Company is obliged to contribute or comply with, such as Canada Pension Plan contributions and Employment Insurance premiums.

“Business” means, collectively, (a) a search, product discovery, and merchandising platform for ecommerce businesses, and (b) any other business the Acquired Companies conduct, in each case in any and all mediums engaged in by the Acquired Companies on or prior to the date hereof.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions in Toronto, Ontario or London, England are authorized or obligated by Law or executive order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended. “CARES Act Loan” has the meaning set forth in Section 3.15(b).

“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada).

“CEWS/COVID Relief” means the Canada Emergency Wage Subsidy, as set out in section 125.7 of the ITA and any other COVID-19 related direct subsidy offered by a federal, provincial, territorial or foreign Governmental Authority.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Time” means 10:00 a.m. (Eastern time) on the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement. “Company Assets” has the meaning set forth in Section 3.7.

“Company Data” means all Company Product Data, Personal Information, Sensitive Information, Confidential Information, and any other data or information, whether in physical or digital form, that is within the Acquired Companies’ possession or control.

“Company Intellectual Property” means any and all Intellectual Property exploited by, held for exploitation by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed to the Acquired Companies.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Products; but for certainty excludes any Customer Data.

“Company Products” means all Software and other products and services, including any of the foregoing currently in development, that the Acquired Companies have sold, licensed, distributed provided as a service, or otherwise made available, or from which the Acquired Companies have derived, are currently deriving or are scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Company Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Acquired Companies.

“Company Transaction Expenses” means (without duplication), to the extent not paid before the Closing, (i) the collective amount payable by the Acquired Companies and/or Sellers to outside legal counsel, accountants, advisors, brokers and other third parties, in connection with the sale of the Acquired Companies (including fees and expenses incurred following the Closing by Sellers in any way relating to this Agreement or the transactions contemplated hereby or thereby) (ii) the premiums, costs and expenses incurred in connection with obtaining the Tail Policies, and (iii) the Expense Fund Amount, in an aggregate amount not to exceed USD$1,400,000.

“Computershare” means Computershare Trust Company N.A.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Sellers as the owners of the Equity Interests of the Acquired Companies or as employees of the Acquired Companies, as the case may be, in the performance of duties for, or on behalf of, the Acquired Companies or that relates to the business, products, services or research of the Acquired Companies or any of their investors, partners, affiliates, strategic alliance participants, employees or equityholders or their respective Affiliates, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Acquired Companies or their Affiliates, their customers and their confidential information; (iii) industry research compiled by, or on behalf of, the Acquired Companies, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Acquired Companies; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) information related to Company Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which (A) is or becomes generally available to the public other than as a result of a disclosure by a Seller in breach of Section 7.2 of this Agreement, or (B) becomes available to a Seller on a non-confidential basis from a source other than the Acquired Companies, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Acquired Companies or any other party with respect to such information.

“Consideration Shares” means fully paid ordinary shares in the share capital of the Purchaser.

“Contract” means all written or oral contracts, leases, licenses, instruments, arrangements, statements of work and other agreements.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks, including the pandemic declared on March 11, 2020 by the World Health Organization (the “COVID-19 Pandemic”).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Public Health Agency of Canada, Ontario Health and the World Health Organization, in each case, in connection with or response to COVID-19 (and any evolutions, variants or mutations thereof).

“Customer Data” means any and all data or information handled, stored or processed that relates to and is owned by the Acquired Companies’ customers.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Acquired Companies, to the conduct of the business of the Acquired Companies, or to any of the Company Systems, any Company Data or any Sensitive Information: (i) the Acquired Companies’ own rules, policies, and procedures; (ii) all applicable Laws, rules and regulations (including Privacy Laws); (iii) industry standards applicable to the industry in which the Acquired Companies operate (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts into which the Acquired Companies have entered or by which they are otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, maintenance, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data, including without limitation Personal Information (whether in electronic or any other form or medium).

“Deferred Shares” means deferred shares in the capital of the Purchaser and as defined in the articles of association of the Purchaser from time to time.

“Documents” means this Agreement, the Employment Agreement, the Consulting Agreement, the Restrictive Covenant Agreements and the Lock-Up Agreements.

“Dragged Seller” means a Seller that has become bound to the terms of this Agreement pursuant to the exercise of a power of attorney granted by such Seller under the terms of the Drag-Along Right in Section 3 and the Irrevocable Proxy and Power of Attorney in Section 6.2 of the Company’s Amended and Restated Shareholder Agreement made as of May 10, 2018 by and among the Company and all its shareholders, as the same may be amended from time to time.

“Employees” means any individuals who are: (i) employed by any of the Acquired Companies, whether on a temporary, contract, full-time, part-time basis, salaried or hourly basis as of the date of this Agreement, including any that are employed pursuant to a work visa, on medical or long-term disability leave, or other statutory or authorized leave of absence.

“Environment” means all soil, land surface or subsurface strata, surface waters, ground waters, drinking water supplies, streams, sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means all Laws concerning pollution or protection of the Environment, including all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share, unit, capital stock, limited liability company interest, membership interest, partnership interest or similar interest or other indicia of equity or equity-like ownership (including any option, warrant, profits interests or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing, including any phantom interest) in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Acquired Companies, is or, at any relevant time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or Section 4001(b)(1) of ERISA.

“Expense Fund” has the meaning set forth in Section 10.1(f).

“Expense Fund Amount” means USD$50,000.

“Financial Statements” has the meaning set forth in Section 3.4.

“Fraud” means an act in the making of a specific representation or warranty expressly set forth in this Agreement, committed by a Person in the making of such express representation or warranty with intent to deceive a party to this Agreement and to induce such party to enter into the Agreement.

“Fundamental Representations” means the Purchaser Fundamental Representations and the Seller Fundamental Representations.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“General Cap” has the meaning set forth in Section 6.2(c).

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (ii) any Person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Governmental Authority; (iii) any officer or, or individual who holds a position in, a political party or candidate for political office; (iv) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI); or (v) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means any Canadian, United States or foreign governmental authority, including but not limited to any national, federal, provincial, territorial, state, commonwealth, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, ministry, division, official, judiciary, agency, bureau, office, branch, court, entity, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

“Hazardous Material” means any substance, material or waste which is currently regulated by any Governmental Authority, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing material, lead paint, formaldehyde and polychlorinated biphenyls.

“IFRS” means the principles as set out in CPA Canada Handbook – Accounting Standards for Private Enterprises, as applicable, at the relevant time.

“Inbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which the Acquired Companies are authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which the Acquired Companies obtain a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Indebtedness” means, without duplication, any of the following Liabilities of the Acquired Companies, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) all Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all Liabilities of the Acquired Companies under or in connection with drawn or undrawn letters of credit, bankers’ acceptances, performance bonds, surety bonds, fidelity bonds or similar items, (iv) all Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the Ordinary Course of Business, (v) all Liabilities arising from cash/book overdrafts, (vi) all lease obligations that are required to be classified as capitalized lease obligations in accordance with IFRS, (vii) all Liabilities of the Acquired Companies under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances made to the Acquired Companies, (ix) all Liabilities of the Acquired Companies arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) all Liabilities secured by a Lien upon any property or assets owned by the Acquired Companies, (xi) any deferred purchase price Liabilities related to past acquisitions, (xii) any obligations under severance agreements, stay bonuses, incentive bonuses (relating to the sale of any Acquired Company), termination and change of control arrangements and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, by the consummation of the transactions contemplated by this Agreement, (xiii) all Liabilities of the Acquired Companies arising from any breach of any of the foregoing, (xiv) all unpaid Taxes of the Acquired Companies for all Pre-Closing Tax Periods (determined in the case of a Straddle Period in accordance with Section 7.3(a), and including any Taxes related to any Pre-Closing Tax Period the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act or otherwise as a result of the effects of the COVID-19 Pandemic) without regard to any setoff for overpayments or refunds, and any payroll, employment or similar Taxes due in connection with any payments made or required to be made in connection with the transactions contemplated by this Agreement (including any Taxes arising from the Pre-Closing Reorganization and/or amounts described in clause (xii) above), (xv) deferred rent, (xvi) Liabilities owed to any Person under any deferred compensation arrangements, defined benefit plans, and pension plans of the Acquired Companies, (xvii) Liabilities associated with factoring or discounting of accounts receivables, (xviii) any Liability of any Acquired Company to any Seller or any Affiliate of any Seller, (xix) Liabilities set forth on the Indebtedness Schedule, (xx) guarantees of the obligations described in clauses (i) through (xix) above of any other Person, in each case, outstanding as of the Closing, and (xxi) for clauses (i) through (xx), all accrued interest, fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due in respect of any of the foregoing. Notwithstanding anything herein to the contrary, Indebtedness shall not include any amounts which are otherwise specifically included as Company Transaction Expenses.

“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of the Acquired Companies relating to all Pre-Closing Tax Periods (including any Taxes the payment of which is deferred or delayed until after the Closing Date under CARES Act or pursuant to CEWS/COVID Relief or otherwise as a result of the effects of the COVID-19 Pandemic), including any reasonable costs and expenses of preparing, filing and defending any Tax or Tax Return for any Pre-Closing Tax Period, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, (iii) any and all Taxes on any advanced payments or prepaid amounts received or deferred or unearned revenue accrued by the Acquired Companies in a Pre-Closing Tax Period, including any Taxes not due and payable until a taxable period (or portion thereof) after the Closing (iv) any and all Taxes of any Person imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, (v) any and all employment Taxes imposed with respect to compensatory payments made pursuant to this Agreement, and (vi) any Taxes resulting from any breach by any Seller of the covenants contained in Section 7.3. For greater certainty, Indemnified Taxes shall include all R&D Tax Credits claimed in respect of a Pre-Closing Tax Period or Straddle Period and are not fully recovered by the Company. Indemnified Taxes shall not include any Indebtedness of the Acquired Companies outstanding as of the date hereof (including the outstanding amount thereof) as set forth on Section 3.4(d) of the Disclosure Schedule.

“Indemnitee” has the meaning set forth in Section 6.4. “Indemnitor” has the meaning set forth in Section 6.4.

“Independent Accounting Firm” means a nationally recognized accounting firm mutually agreeable between the Purchaser and the Seller Representative.

“Independent Contractor” means all independent contractors and consultants engaged or retained by the Acquired Companies at any time.

“Intellectual Property” means (i) all intellectual property and proprietary rights throughout the world, including but not limited to all intellectual property and proprietary rights in or to (a) patents, patent applications, design patents, industrial design applications and registrations, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (b) trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names, and corporate names, social media sites (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (c) copyrights and copyrightable works, author’s rights, including any moral rights or economic rights (d) registrations, applications and renewals for any of the foregoing, as applicable, (e) Trade Secrets, technology, know-how, inventions, improvements, specifications, machining, tooling, engineering and manufacturing methods and processes, designs, formulae, techniques, technical data and manuals, and research and development information, (f) Software (including but not limited to source code, object code, data, databases and documentation), and (g) all other similar proprietary rights; (ii) all priority rights in and to the foregoing intellectual property; (iii) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and, (iv) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“ITA” means the Income Tax Act (Canada) as amended from time to time, including the regulations promulgated thereunder, and any comparable law of any province or territory of Canada and references to specific provisions of the Income Tax Act (Canada) are deemed to include references to comparable provisions of any comparable law of any province or territory of Canada.

“Knowledge” of the Company means the knowledge after reasonable inquiry of each of Roland Gossage and Srikant Nayak.

“Law” or “Laws” means all federal, provincial, state, municipal or local constitutions, laws, ordinances, principles of common law, codes, statutes, rules, orders, determinations, judgements, writs, injunctions, acts, decrees, regulations or treaties, by consent or otherwise, of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.19(a).

“Leases” has the meaning set forth in Section 3.19(a).

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted, cost or expense relating thereto.

“Licenses” means collectively all Inbound Licenses and the Outbound Licenses and each other Contract to which any Acquired Company is a party relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to or under Intellectual Property.

“Lien” or “Liens” means any lien (statutory or otherwise), pledge, security interest, encumbrance, mortgage, restriction, right of first refusal or offer, hypothecation, personal property registration, charge, adverse claim and any other security arrangement, option, encroachment, easement, voting trust, proxies, preemptive or similar rights or transfer restriction (including any conditional sale or other title retention agreement or lease in the nature thereof), exclusive license or other encumbrance on of any Intellectual Property, or any sale of receivables with recourse against any Acquired Company, any filing or agreement to file a financing statement as debtor under the Personal Property Security Act (Ontario), the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to any Acquired Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Lock-Up Agreements” has the meaning set forth in Section 2.1(h).

“Losses” means any and all losses, damages, Liabilities, Taxes, judgments, fines, penalties, costs and expenses, including reasonable, documented legal fees and expenses paid in the investigation, defense, assertion or settlement of the foregoing or the enforcement of rights hereunder; provided, however, that Losses shall not include any punitive damages other than such punitive damages specifically awarded: (a) to a third party (i.e., a Person that is not a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable, or one of their respective Affiliates) in connection with a Third-Party Claim; or (b) as a remedy to the Purchaser for Fraud.

“Malicious Code” has the meaning set forth in Section 3.10(l).

“Material Adverse Effect” means any change, event, occurrence, state of facts or effect that is, or would reasonably likely be, materially adverse to (i) the business, operations, assets, liabilities, condition (financial or otherwise), employees, business relations, operating results or prospects of the Acquired Companies taken as a whole or (ii) the ability of any Acquired Company or any Seller to perform any of their obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement, in each case other than to the extent resulting from (A) any change in general economic conditions in, or change that affects, the industries or markets in which the Acquired Companies operate, (B) any change in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack, or change in national or international economic conditions or credit or financial market conditions, (C) any natural or man-made disasters or acts of god, or (D) any changes in applicable Law or IFRS from and after the date of this Agreement, except, with respect to each of the foregoing, to the extent (i) as a result of the COVID-19 Pandemic and/or (ii) such event, circumstance, change, occurrence, development, fact or effect has a disproportionate impact on the Acquired Companies as compared to other participants in the industry in which the Acquired Companies conduct their business.

“Material Contracts” has the meaning set forth in Section 3.9(b).

“Material Customer” has the meaning set forth in Section 3.21(a).

“Material Vendor” has the meaning set forth in Section 3.21(b).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.4.

“Non-Dragged Seller” means a Seller that is not a Dragged Seller.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a licence that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means any award, decision, injunction, judgment, decree, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past custom and practice (including with respect to frequency and amount) of the Business as conducted by Sellers and the Acquired Companies over the past twenty-four (24) months.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating, trust or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which the Acquired Companies authorize or otherwise permits any other Person to access or exploit any Company Intellectual Property, including in the form of services, such as a software as a services Contract or a cloud services Contract.

“Outside Date” means February 28, 2025.

“Overall Cap” has the meaning set forth in Section 6.2(c).

“Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to the Acquired Companies pursuant to an Inbound License.

“Payoff Letters” has the meaning set forth in Section 2.1(b).

“Permit” or “Permits” has the meaning set forth in Section 3.15(a).

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are (A) not yet due and payable or (B) being diligently contested in good faith and by appropriate proceedings, and as to which adequate reserves have been established on the Acquired Companies’ financial statements in accordance with IFRS, (ii) Liens imposed by applicable Law and incurred in the Ordinary Course of Business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to any Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property or the operation of the business of the Acquired Companies, and (v) Liens set forth on the Permitted Liens Schedule.

“PEO” means any professional employer organization, co-employer organization, human resources and benefits outsourcing entity, or other similar vendor or provider.

“PEO Benefit Plan” means any compensation or benefit plan, fund, policy, program, practice, agreement, or arrangement of any kind that is (or was) sponsored, maintained, or contributed to by a PEO under which any current or former employee or other service provider of any Acquired Company is or may be eligible to receive benefits in connection with the engagement of such PEO or with respect to which any Acquired Company has (or could have) any liability or contingent liability.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means any information from which an individual or individual’s identity can be ascertained either from the information itself or by combining the information with information from other sources, including names, phone numbers, addresses and social security numbers, driver’s license numbers, government-issued identification numbers, payment card or other financial account numbers (which, for the avoidance of doubt, includes any such data or information which has been anonymized, pseudonymized, aggregated or de-identified) and other data or other information that constitutes personal information or personal data under any Privacy Law or other applicable Law.

“Pre-Closing Reorganization” means the transactions and events described on Exhibit B.

“Pre-Closing Reorganization Documents” means any and all documents contemplated by, or required to be prepared, signed or filed with a Governmental Authority in connection with, the Pre-Closing

Reorganization, including, for greater certainty, Tax election forms and certificates delivered or emanating from a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of any such taxable period up to and including the Closing Date (as determined in accordance with Section 7.3(a)).

“Privacy Agreements” has the meaning set forth in Section 3.10(r).

“Privacy Laws” means any applicable Law or rule of a self-regulatory organization that any Acquired Company is or was required to comply with that relates, in any way, to Data Treatment performed by the Acquired Companies in the operation of their businesses, including the Personal Information Protection and Electronic Documents Act (Canada), Freedom of Information and Protection of Privacy Act (Ontario), Personal Information Protection Act (British Columbia), Act Respecting the Protection of Personal Information in the Private Sector (Quebec), and the General Data Protection Regulation ((EU) 2016/679).

“Pro Rata Share” means, with respect to each Seller, the percentage across from such Seller’s name on the Schedule 1.3(a) under the heading “Pro Rata Share” (which shall, for the avoidance of doubt, shall at all times total to one hundred percent (100%) in the aggregate).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Power), Section 5.2(a) (Authorization), Section 5.3 (Brokerage) and Section 5.6 (Consideration Shares).

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2(a).

“R&D Sponsor” means any Governmental Authority, public or private source, university, college, hospital, clinic, laboratory, research center or other educational or research institution, military, multinational, bi-national or international organization or research center that has provided grants to any of the Acquired Companies, or any developer, inventor or other contributor to any Owned Intellectual Property.

“R&D Tax Credits” scientific research and experimental development investment tax credits under the ITA and any similar provincial investment Tax credits.

“Registered Intellectual Property” means any Intellectual Property that is exclusively licensed to the Acquired Companies or any Owned Intellectual Property that, in either case, is the subject of an application or registration with any Governmental Authority, including any Domain Name registration and any application or registration for any Patent, Copyright, Industrial Design or Trademark.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, or other releasing into or through the Environment.

“Releasees” has the meaning set forth in Section 10.2.

“Representative” means, with respect to any Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“Restrictive Covenant Agreements” has the meaning set forth in recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.1(b) (Authorization), Section 3.1(c)(i) (No Breach of Organizational Documents), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.12 (Brokerage), Section 3.18 (Affiliate Transactions), and Article IV.

“Seller Indemnified Parties” has the meaning set forth in Section 6.2(a)(vi).

“Seller Representative” has the meaning set forth in the preamble to this Agreement.

“Seller Representative Engagement Agreement” has the meaning set forth in Section 10.1(d).

“Seller Representative Expenses” has the meaning set forth in Section 10.1(e).

“Seller Representative Group” has the meaning set forth in Section 10.1(d).

“Sensitive Information” means any data of a sensitive nature, including: (a) Confidential Information regarding the products, services, operations, customers, clients, suppliers and service providers of any Acquired Company; (b) Personal Information required by any applicable Law or regulatory requirement to be encrypted, masked or otherwise protected from disclosure; (c) government issued identifiers used to identify individuals, such as social insurance numbers or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (d) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and financial account information, including balances and transaction data; (e) user names and email addresses, together with passwords or other credentials that would permit access to online accounts; and (f) any other sensitive Personal Information regarding any Employee or other individuals including their employment, family, health or financial status, such as salary, benefits, marital status, and geographic location data, and DNA information.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Standard Terms” has the meaning set forth in Section 3.9(a)(vi).

“Standard Customer Contracts” has the meaning set forth in Section 3.9(a)(vi).

“Straddle Period” has the meaning set forth in Section 7.3(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Supplemental Entitlement” has the meeting set for in Section 1.3(a).

“Tail Policies” has the meaning set forth in Section 2.1(i).

“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, imposts, levies, assessments, and other charges in the nature of a tax imposed, assessed or collected by a Governmental Authority including (i) those levied on, or measured by, or referred to as, income, net income, gross income, gross receipts, business, royalty, capital, capital gains, goods and services, harmonized sales, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, license, profits, windfall profits, withholding, environmental, payroll, employment, employer health, pension plan, excise, severance, stamp, occupation, or premium tax, (ii) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, deficiency, or fee, (iii) any installments in respect thereof, (iv) any interest, fine, penalty or addition thereto (including any liability in connection with any deemed overpayment of Taxes pursuant to Section 125.7 of the ITA in respect of CEWS and any amount in respect of the temporary wage subsidy under the ITA), and (v) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract, operation of Law or otherwise.

“Tax Return” means all returns (including any information returns), declarations, reports, elections, statements, schedules, notices, forms or other documents filed with or submitted to, or required to be made, prepared or filed in respect of any Taxes with a Governmental Authority or provided to a payee in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Deficiencies” has the meaning set forth in Section 3.10(i).

“Trade Laws” means Laws and associated regulations relating to import, export, and customs compliance and controls, and economic sanctions, and includes Canada’s Customs Act, Customs Tariff, Export and Import Permits Act, the Criminal Code, the Special Economic Measures Act and the regulations promulgated thereunder, as amended, the United Nations Act, the Justice for Victims of Corrupt Foreign Officials Act and the Freezing Assets of Corrupt Foreign Officials Act the International Emergency Economic Powers Act and the regulations promulgated thereunder in 31 CFR Subtitle B Chapter 5, as amended and the regulations of OFAC and The Financial Enforcement Network (FINCEN) or any enabling legislation or executive order relating thereto.

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

“Treasury Regulation” or “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Waived Entitlement” has the meeting set for in Section 1.3(a).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law.

ARTICLE X.
Miscellaneous

10.1 Seller Representative.

(a) Each Seller by virtue of the approval of this Agreement and the transactions contemplated hereby and without any further action of any of the Sellers or the Company, hereby irrevocably constitutes and appoints Fortis Advisors LLC, a Delaware limited liability company, as such Seller’s true and lawful attorney in fact and agent under this Agreement and authorizes Seller Representative to act for each such Seller and in each such Seller’s name, place and stead in any and all capacities under this Agreement, including with Seller Representative having full power and authority on behalf of the Sellers to do and perform or refrain from doing and performing every act and thing required or permitted to be done by Seller Representative in connection with this Agreement or otherwise relating hereto, in each case as Seller Representative deems necessary or appropriate. Each Seller further grants to Seller Representative full power and authority to do and perform or refrain from doing or performing each and every act and thing necessary or desirable to be done by such Seller in connection with the transactions contemplated by this Agreement or otherwise relating hereto, in each case as Seller Representative deems necessary or appropriate, hereby ratifying and confirming all Seller Representative may lawfully do or cause to be done by virtue hereof. Notwithstanding the foregoing, the Seller Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein and in the Seller Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Seller Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Seller Representative Group hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto. Each Seller acknowledges and agrees that, by executing this Agreement and without any further action by such Seller, such Seller hereby ratifies and approves any delivery by Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document contemplated hereby that is executed by Seller Representative, and such Seller shall be bound by such documents or action as fully as if such Seller had executed and delivered such documents. All decisions of and other actions taken by Seller Representative under this Agreement or the Seller Representative Engagement Agreement shall be binding upon all Sellers and each such Seller’s successors as if expressly confirmed and ratified in writing by each such Seller, and no Seller shall have the right (and each hereby waives any available defense) to object, dissent, protest or otherwise contest the same.

(b) The Seller Representative may resign at any time, and may be removed or replaced by the vote of the Sellers with a majority of the Pro Rata Shares. Upon the resignation or removal of Seller Representative, the Sellers with a majority of the Pro Rata Shares shall appoint a replacement reasonably believed by such persons as capable of carrying out the duties and performing the obligations of Seller Representative hereunder within ten (10) days after such resignation or removal. The immunities and rights to indemnification granted to the Seller Representative Group hereunder shall survive the resignation or removal of the Seller Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement.

(c) Each Seller agrees that Purchaser and the Acquired Companies shall be entitled to rely on any action taken by Seller Representative, on behalf of the Sellers, pursuant to this Section 10.1 (each, an “Authorized Action”), without any obligation to inquire of Sellers, and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each of the other parties hereto is expressly authorized to rely on the genuineness of the signature of Seller Representative and, upon receipt of any writing (including any email) which reasonably appears to have been signed by Seller Representative, the other parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(d) Certain Sellers have entered into an engagement agreement (the “Seller Representative Engagement Agreement”) with the Seller Representative to provide direction to the Seller Representative in connection with its services under this Agreement and the Seller Representative Engagement Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Seller Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Seller Representative Group”) shall be liable to any Seller for any action or failure to act in connection with the acceptance or administration of the Seller Representative’s responsibilities hereunder or under the Seller Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct.

(e) Each Seller shall indemnify, defend and hold harmless the Seller Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Seller Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Seller Representative Engagement Agreement. Such Seller Representative Expenses may be recovered first, from the Expense Fund, and second, directly from the Sellers. Each Seller acknowledges that the Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Seller Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Seller Representative shall not be required to take any action unless the Seller Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in performing such actions. The Seller Representative shall be entitled to: (i) rely upon Schedule 1.3(a) and any spreadsheet or other information provided by or on behalf of the Company or the Advisory Group relating to the Sellers, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.

(f) The Expense Fund Amount shall be held by the Seller Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Seller Representative for any Seller Representative Expenses incurred pursuant to this Agreement or the Seller Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Seller Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. No Seller will receive any interest on the Expense Fund and assign to the Seller Representative any such interest. Subject to Advisory Group approval, the Seller Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Sellers. As soon as reasonably determined by the Seller Representative that the Expense Fund is no longer required to be withheld, the Seller Representative shall distribute the remaining Expense Fund (if any) to Purchaser and/or the Company, as applicable, for further distribution to the Sellers in accordance with their Pro Rata Shares.

10.2 Release. Effective as of the Closing, each Seller, on behalf of itself and each of its Affiliates, hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Purchaser and each Acquired Company and their respective Affiliates, partners, post-closing equity holders, managers, employees, officers, directors and agents (collectively, the “Releasees”) from any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the consummation of the transactions contemplated hereby; provided, however, that in no event shall the foregoing release apply with respect to (a) any obligations of any Releasee set forth in this Agreement or in any other agreement contemplated hereby, (b) any rights or claims arising prior to the Closing for employment or consulting compensation, employee benefits, or expense reimbursement unpaid as of the Closing, (c) to the extent arising prior to the Closing, the obligations of any insurer under any insurance policy, and (d) any liabilities or obligations arising out agreements entered into with any Releasees after the Closing.

10.3 Fees; Expenses. Purchaser will be responsible for all costs and expenses incurred by Purchaser in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. Sellers will be responsible for all costs and expenses incurred by the Acquired Companies in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby (to the extent that any such amount is not included in the Company Transaction Expenses). Each Seller will be solely responsible for all costs and expenses incurred by such Seller in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.

10.4 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of Canada or any province thereof having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 10.13).

10.5 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Purchaser and Seller Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

10.6 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller, without the prior written consent of Purchaser, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Purchaser without the prior written consent of Seller Representative; provided that Purchaser may assign its rights under this Agreement (in whole or in part) to (a) any Affiliate of Purchaser, (b) any purchaser of any material portion of the assets of Purchaser or any Person under the foregoing clause (a) or (c) to a lender of Purchaser or its Affiliates as collateral security for borrowing, at any time whether prior to or following the Closing Date.

10.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.8 Counterparts; Facsimile and Email Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be such Person’s signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.

10.9 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, Annex or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” Whenever this Agreement indicates that a document has been “made available” or “delivered” to Purchaser, such statement will mean that such document was made available for viewing and actually accessible by Purchaser in the “Data Room - Rezolve - Jan 2025” virtual data room hosted by Dropbox at least two Business Days prior to and continuously through the date hereof (it being understood that, at Purchaser’s request, the Sellers shall provide Purchaser with a true, correct and completed digital copy of such virtual data room, as of immediately prior to the Closing, in each case prior to making such virtual data room inaccessible to Purchaser and/or its Affiliates or representatives following the Closing). Unless otherwise specified, all reference to money amounts herein are in United States dollars.

10.10 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

10.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, other than the parties hereto, the Purchaser Indemnified Parties (to the extent not a party hereto), the Seller Indemnified Parties (to the extent not a party hereto), the Releasees (to the extent not a party hereto), and their respective permitted successors and assigns.

10.12 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the Laws of Canada applicable therein. Any dispute or proceeding in connection with this Agreement shall be subject to, and the parties irrevocably agree to, the exclusive jurisdiction of the courts in the Province of Ontario, Canada.

10.14 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when actually delivered by hand; (b) 1 Business Day following the date tendered to the applicable courier if sent by overnight service with a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document or other electronic transmission, so long as the sender has not received machine-generated notice of unsuccessful transmission (unless such unsuccessful transmission is caused by actions taken by or on behalf of the recipient); or (d) on the 3rd Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such notices, demands and other communications shall be sent to Purchaser, the Target Companies, Sellers and Seller Representative at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until confirmation of delivery thereof has been obtained; provided that, notwithstanding anything to the contrary, all notices, demands or other communications to Seller Representative must be delivered solely by email.

To the Company or, prior to the Closing, any Seller:

250 The Esplanade Suite 500

Toronto, Ontario

M5A 4J6

Attention: Srikant Nayak

Email: srikant.nayak@groupbyinc.com

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400

Toronto, Ontario

M5H 2T6

Attention: W. Ian Palm

Email: ipalm@fasken.com

To Seller Representative or, following the Closing, any Seller:

Fortis Advisors LLC

Attention: Notices Department (GroupBy)

Email: notices@fortisrep.com

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400

Toronto, Ontario

M5H 2T6

Attention: W. Ian Palm

Email: ipalm@fasken.com

To Purchaser:

c/o Rezolve AI Limited
5 New Street Square
London, England

EC4A 3TW

Attention: Raymond McKeeve

Email: raymondmckeeve@rezolve.com

with a copy to (which shall not constitute notice):

DLA Piper (Canada) LLP

Bay Adelaide Centre – West Tower

Suite 5100, 333 Bay Street

Toronto, Ontario

M5H 2R2

Attention: Russel Drew

Donato Rosati

Email: russel.drew@ca.dlapiper.com
donato.rosati@ca.dlapiper.com

10.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

10.16 Legal Advisors. Purchaser acknowledges and accepts the following regarding the solicitor-client privilege of the Company and the Sellers. Fasken Martineau DuMoulin LLP represented the Company in connection with this Agreement and the transactions contemplated hereby and thereby. Following the Closing, all communications related to this Agreement, and the transactions contemplated hereby and thereby between Fasken Martineau DuMoulin LLP and the Company that are otherwise protected by solicitor-client privilege, including solicitor work-product (the “Transaction Communications”), shall be deemed to be solicitor-client privileged communications of the Sellers and the Seller Representative, and not the Company, and such solicitor client privilege (including any solicitors duties of confidentiality and loyalty) is not waived by the completion of the transactions contemplated by this Agreement and will remain in effect, and is irrevocably assigned from the Company to the Sellers, and this privilege may be waived as against the Company or Purchaser only by the written agreement of the Seller Representative. Absent such agreement by the Seller Representative, neither the Purchaser nor the Company shall have a right of access to the Transaction Communications. In addition, following the Closing, all such Transaction Communications are deemed protected by common interest privilege as against Purchaser and the Company, which privilege may be waived only by the Seller Representative. After the Closing, neither Purchaser nor the Company shall seek to have Fasken Martineau DuMoulin LLP disqualified from representing the Seller Representative, or the Sellers individually or as a group in any dispute of any kind that may arise between the Sellers or any of them, on the one hand, and Purchaser or, from and after the Closing, the Company or any of their Affiliates, on the other, based upon, arising out of or related in any way to this Agreement, documents contemplated hereunder or the transactions contemplated hereby and thereby.

10.17 Financial Advisor. Purchaser acknowledges and accepts the following regarding the engagement and communications of Cantor Fitzgerald & Co. (the “Financial Advisor”). The Financial Advisor is deemed to have represented the Sellers in connection with this Agreement and the transactions contemplated hereby and thereby. Following the Closing, all communications and work product (whether in written form, email or oral) related to this Agreement and the transactions contemplated hereby and thereby among the Financial Advisor and any of the Company, the Sellers or their Representatives, shall be deemed to be communications with and work product of the Sellers, and not the Company, and ownership of such communications and work product (including any duties of confidentiality and loyalty of the Financial Advisor) are assigned from the Company to the Sellers, and any rights of ownership may be waived as against the Company or Purchaser only by written agreement of the Seller Representative. Absent such agreement by the Seller Representative, neither Purchaser nor the Target Companies shall have a right to use or to access any communications of the Financial Advisor.

10.18 Independent Legal Advice. Each Seller acknowledges and agrees that Fasken Martineau DuMoulin LLP has acted as counsel only to the Company and that such counsel are not protecting the interests of any other party to this Agreement. Each Seller acknowledges, confirms and agrees, in favor of Purchaser and the Target Companies, that such Seller had the opportunity to seek and was not prevented nor discouraged by any party hereto from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that such Seller did not avail himself, herself or itself with that opportunity prior to becoming bound by this Agreement, such Seller did so voluntarily without any undue pressure and agrees that his , her or its failure to obtain independent legal advice should not be used by such Seller as a defense to the enforcement of obligations under this Agreement.

* * * * *

IN WITNESS WHEROF, the parties hereto have executed this Agreement on the date first written above.

Purchaser:

Resolve AI Limited

By:	/s/ Dan Wagner
Name: Dan Wagner
Title: CEO

Signature Page to Securities Purchase Agreement

IN WITNESS WHEROF, the parties hereto have executed this Agreement on the date first written above.

Target Companies

Groupby inc.

By:	/s/ Roland J. Gossage
Name: Roland J. Gossage
Title: CEO

Groupby International LTD.

By:	/s/ Roland J. Gossage
Name: Roland J. Gossage
Title: CEO

Signature Page to Securities Purchase Agreement

IN WITNESS WHEROF, the parties hereto have executed this Agreement on the date first written above.

SELLERS:

2432332 Ontario Inc.

By:	/s/ Terrance Millar
Name: Terrance Millar
Title: President

/s/ Amanda Young
Amanda Young

Austin Ventures X, L.P., BY: Av Partners X, L.P., ITs General Partner
By: AV Partners X, L.L.C., Its General PArtner

By:	/s/ Kevin Kunz
Name: Kevin Kunz
Title: Chief Financial Officer

CHC Direct Investment FundI, L.P.,
By Its General Partner, CHC Direct Investment Fund I GP, L.L.C.

By:	/s/ Jay Lance
Name: Jay Lance
Title: Authorized Signatory

/s/ Deepa Shashikant
Deepa Shashikant

/s/ Dejan Mircevski
Dejan Mircevski

/s/ Eric Ehgoetz
Eric Ehgoetz

Gorstidge consulting Inc.

Signature Page to Securities Purchase Agreement

By:	/s/ Roland J. Gossage
Name: Roland J. Gossage
Title: Chief Executive Officer

/s/ Holger Opderbeck
Holger Opderbeck

/s/ Jacquie Estey
Jacquie Estey

/s/ Jian Yang
Jian Yang

/s/ John Dunlap
John Dunlap

/s/ John Grange
John Grange

/s/ Kenneth A. Devlin
Kenneth A. Devlin

/s/ Kevin D’Souza
Kevin D’Souza

KKLM Investments Co. Ltd

By:	/s/ Grace Kwong
Name: Grace Kwong
Title: Officer

/s/ Laura Gossage
Laura Gossage

/s/ Leonard Meoff
Leonard Meloff

Signature Page to Securities Purchase Agreement

M. Belcourt Consulting Group Inc.

By:	/s/ Michael Belcourt
Name: Michael Belcourt
Title: President

Mack Capital L.L.C.

By:	/s/ Ralph Mack
Name: Ralph Mack
Title: Chief Executive Officer

/s/ Mark Alder
Mark Alder

/s/ Mark H. Stibbe
Mark H. Stibbe

/s/ Michael Cole
Michael Cole

/s/ Michael S. Long
Michael S. Long

/s/ Patty Opderbeck
Patty Opderbeck as executor of the estate of Gerd Opderbeck

Peakspan Capital Growth Partners I, L.P., By Its General Partner, Peakspan Capital, LLC

By:	/s/ Jay Lance
Name: Jay Lance
Title: CEO

Signature Page to Securities Purchase Agreement

Peakspan Capital Growth Partners I-A, L.P., By Its General Partner, Peakspan Capital, LLC

By:	/s/ Jay Lance
Name: Jay Lance
Title: CEO

/s/ Ramona D’Souza
Ramona D’Souza

/s/ Randy Cornelisse
Randy Cornelisse

/s/ Ravish Kamath
Ravish Kamath

/s/ Roland J. Gossage
Roland J. Gossage

/s/ Shashikant Nayak
Shashikant Nayak

/s/ Srikant Nayak
Srikant Nayak

/s/ Srinivasan Kesavan
Srinivasan Kesavan

/s/ Susanne Bowen
Susanne Bowen

/s/ Troy Winskowicz
Troy Winskowicz

/s/ Will Warren
Will Warren

/s/ William J. Halpenny
William J. Halpenny

Signature Page to Securities Purchase Agreement

IN WITNESS WHEROF, the parties hereto have executed this Agreement on the date first written above.

Seller Representative:

Fortis Advisors LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

Signature Page to Securities Purchase Agreement